Exhibit 2.1









                             KATANGA MINING LIMITED









                             ANNUAL INFORMATION FORM
                               FOR THE YEAR ENDED
                                DECEMBER 31, 2008





                                 March 29, 2009


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                                TABLE OF CONTENTS


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................2

CORPORATE STRUCTURE OF KATANGA MINING LIMITED..................................3

GENERAL DEVELOPMENT OF THE BUSINESS OF KATANGA.................................4

RISK FACTORS..................................................................15

MINERAL PROJECTS..............................................................23

DIVIDENDS.....................................................................30

DESCRIPTION OF SHARE CAPITAL..................................................30

MARKET FOR SECURITIES OF KATANGA..............................................31

DIRECTORS AND OFFICERS........................................................31

LEGAL PROCEEDINGS AND REGULATORY PROCEEDINGS..................................36

INTEREST OF MANAGEMENT AND INSIDERS IN MATERIAL TRANSACTIONS..................36

AUDITORS, REGISTRAR AND TRANSFER AGENT........................................37

MATERIAL CONTRACTS............................................................37

INTERESTS OF EXPERTS..........................................................39

ADDITIONAL INFORMATION........................................................41

GLOSSARY OF TERMS.............................................................42

SCHEDULE "A"..................................................................A1

SCHEDULE "B"..................................................................B1

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Reference in this annual information form (the "AIF") to the "Corporation" or
"Katanga" refers to Katanga Mining Limited and its subsidiaries, unless otherwise expressly stated or the context otherwise requires. Except as otherwise indicated, all financial statements and financial data contained in this AIF have been prepared in accordance with Canadian GAAP. All currency amounts in this AIF are stated in United States dollars unless otherwise indicated. Certain mining terms and metric measurements have been used in the preparation of this AIF. Please see the "Glossary of Terms - Geological/Exploration Terms" for a description of these terms and measurements.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS


This AIF contains "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation, concerning the business, operations and financial performance and condition of Katanga. Forward-looking statements include, but are not limited to, statements with respect to anticipated developments in Katanga's operations in future periods; planned exploration activities; the adequacy of Katanga's financial resources and other events or conditions that may occur in the future; estimated production and synergies; the ability of Katanga to become a significant low cost copper/cobalt company; the ability of Katanga to continue to create value for its shareholders; the ability of Katanga to meet expected financing requirements; the future price of copper and cobalt; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; information concerning the interpretation of drill results; success of exploration activities; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might", "will" or "will be taken", "occur" or "be achieved". Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Katanga to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; risks related to international operations; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of copper and cobalt; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; political unrest and insurrection; acts of terrorism; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed herein or referred to in the current annual Management's Discussion and Analysis of Katanga filed with certain of the securities regulatory authorities in Canada and available at www.sedar.com. Although management of Katanga has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Katanga does not undertake to update any forward-looking statements that are incorporated herein, except in accordance with applicable securities laws.


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                  CORPORATE STRUCTURE OF KATANGA MINING LIMITED

Name, Address and Incorporation

The Corporation was incorporated under the laws of Bermuda on October 7, 1996 as New Inca Gold Ltd. On July 8, 2004 the Corporation consolidated its common shares on a ten for one basis and changed its name from New Inca Gold Ltd. to Balloch Resources Ltd. On November 30, 2005 the Corporation changed its name to Katanga Mining Limited. On November 2, 2007, the authorized share capital of the Corporation was increased to consist of 1,000 common shares with a par value of $12.00 each and 300,000,000 common shares with a par value of $0.10 each (collectively the "Common Shares"). On January 11, 2008, the bye-laws of the Corporation were amended in connection with the Merger (as hereinafter defined) to, among other things, increase the maximum number of directors to 10 and to permit the Corporation to enter into agreements with shareholders of the Corporation relating to the appointment of directors and to give effect to those agreements. See "Interest of Management and Insiders in Material Transactions". On January 12, 2009, the authorized share capital of the Corporation was increased to consist of 1,000 Common Shares with a par value of $12.00 each and 5,000,000,000 Common Shares with a par value of US$0.10 each.

Katanga's registered and head office is located at Canon's Court, 22 Victoria Street, Hamilton, HM EX, Bermuda.

Inter-corporate Relationships

The following diagram describes the inter-corporate relationships among Katanga and Katanga's material subsidiaries (with the jurisdiction of incorporation in parentheses):

                             [SEE SUPPLEMENTAL PDF]

Note: (1) 0.5% of the share capital of DCP is held by nominees of GEC and 0.05% of the share capital of KCC is held by nominees of KFL.

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                 GENERAL DEVELOPMENT OF THE BUSINESS OF KATANGA

Kamoto Joint Venture

Kamoto Joint Venture

The Kamoto Joint Venture was formed in order to hold, redevelop, rehabilitate and operate the Kamoto Joint Venture assets (the "Kamoto Joint Venture Assets"). The Kamoto Joint Venture, through KCC (as defined herein), leases from Gecamines the Kamoto Joint Venture Assets and permits KCC to exploit, mine and otherwise utilize the Kamoto Joint Venture Assets for its operations.

The Kamoto Joint Venture Agreement provides that KFL must contribute the technical expertise and necessary capital for the expansion of the Kamoto Joint Venture Assets.

KFL and Gecamines incorporated and organized a company in the Democratic Republic of the Congo ("DRC"), known as Kamoto Copper Company SARL ("KCC"), to hold the Kamoto Joint Venture Assets. KCC is owned 75% by KFL and 25% by Gecamines. KCC has a six person board, four members of which are nominees of KFL. Under the Kamoto Joint Venture Agreement, KFL must provide all funding to conduct operations.

Kamoto Operating Limited Operating Agreement

Kamoto Operating Limited SPRL ("KOL"), a company incorporated pursuant to the laws of the DRC, has been appointed to act as operator of the Kamoto Joint Venture pursuant to the Kamoto Joint Venture Agreement and an operating agreement (the "Kamoto Operating Limited Operating Agreement") which has been executed by KOL and KCC as of November 2, 2005. The Corporation understands that a current shareholder and director of Katanga, namely, Mr. George Forrest, and a current shareholder and former Chairman, President, Chief Executive Officer and director, namely, Mr. Arthur Ditto, have substantial ownership interests in KOL. The Corporation is currently negotiating with the shareholders of KOL to acquire KOL. See also "Directors and Officers - Conflicts of Interest".

The Kamoto Operating Limited Operating Agreement establishes the terms and conditions pursuant to which KOL, as operator, provides services to KCC in the planning and conduct of exploration, development, mining, processing and related operations with respect to the Kamoto Joint Venture Assets. A fee equal to 3% of budgeted expenditures of KCC (on an accrual basis) for operating and capital costs (excluding income taxes and financing costs) is payable to KOL. If a combination of adopted program and budgeted capital expenditures expressed in dollars and $/pound of copper produced for an approved budget exceed such budget by more than 10%, KOL's fee will be 2% of total budgeted expenditures; conversely, if such expenditures are more than 10% less than budget, KOL shall receive a fee of 4% of total budgeted expenditures. The Corporation has agreed with Gecamines that the Kamoto Operating Limited Operating Agreement will be terminated no later than September 30, 2009. See also "Directors and Officers - Conflicts of Interest".

DCP Joint Venture

The DCP Joint Venture was formed in order to extract and transform copper, cobalt and associated mineral substances in an area close to the Kamoto Joint Venture Assets, namely the deposits of KOV, Kananga and Tilwezembe ("DCP Joint Venture Assets"). The exploitation permits for these areas were transferred to DCP when the joint venture was entered into, and a lease was granted to DCP in respect of certain related processing installations. The DCP Joint Venture Agreement provides that GEC shall contribute the technical expertise and capital in order to carry out the rehabilitation and expansion of the processing installations.

Global Enterprises Corporate Limited ("GEC") and Gecamines incorporated and organized a DRC company, known as DRC Copper and Cobalt SARL ("DCP") to hold the DCP Joint Venture Assets. DCP is owned 75% by GEC and 25% by Gecamines. DCP has an eight person board, six members of which are nominees of GEC. Under the DCP Joint Venture Agreement, GEC has certain obligations to provide funding to conduct operations. The Corporation acquired a 100% interest in GEC as part of the acquisition of Nikanor plc ("Nikanor") as described in "2008 Developments" below.

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As described in further detail below, as part of the review of mining licences which has been initiated by the government of the DRC, it is proposed that the Kamoto Joint Venture and the DCP Joint Venture be unified by means of the merger of KCC and DCP into a single entity and an amended joint venture agreement entered into with Gecamines.

2006 Developments

On May 2, 2006, the Corporation closed a financing (and the Underwriters' Option was exercised) and raised aggregate gross proceeds of CDN$152,250,000. A total of 21,000,000 subscription receipts were issued at a price of CDN$7.25 per subscription receipt. Each subscription receipt entitled the holder to acquire one Common Share without payment of any further consideration. The Corporation exercised the Option (as hereinafter defined) in June 2006 whereby the Corporation acquired 100% of the issued and outstanding shares of KFL.

On October 11, 2006, the Corporation filed a notice with the Canadian securities regulators indicating the Corporation had adopted the December 31 year end of its wholly-owned subsidiary, KFL, as a result of the acquisition.

Effective August 17, 2006, the former auditors of the Corporation, Smith Nixon & Co. LLP, resigned as auditors of the Corporation. On August 24, 2006, the Board of Directors of the Corporation appointed PricewaterhouseCoopers LLP as auditors for the Corporation for the 2006 fiscal year.

On August 30, 2006, the Corporation announced that it had signed all of the necessary primary contracts required to complete the Phase I Engineering Procurement Construction Management work required for the initial rehabilitation of the Kamoto/Dima mining complex in the DRC.

On October 26, 2006, the Corporation announced that it had placed orders for several key components required to complete Phase 1 of the rehabilitation of the Kamoto Projects (see "Description of the Business of Katanga" below) and on January 31, 2007, the Corporation announced that it had awarded two important contracts required to complete Phase I of the rehabilitation of the Kamoto Project.

On November 20, 2006, the Corporation completed an offering of units ("Units") in the aggregate amount of CDN $115,000,000 which included the exercise by the underwriters of their option to purchase an additional CDN $15,000,000 of Units. Each Unit consisted of a CDN$1,000 unsecured subordinated note ("Notes") and 40 common share purchase warrants ("Warrants"). The Notes will mature on November 30, 2013, with an annual interest rate of 14%. Interest payable on the Notes from November 20, 2006 to June 30, 2007 was capitalized and will be paid on maturity. Semi-annual cash interest payments on the Notes commenced January 1, 2008. Each Warrant entitles the holder to purchase one Common Share at anytime on or before November 20, 2011 at a price of CDN$8.50 per Common Share. The Notes and Warrants commenced trading on the TSX on November 20, 2006 under the symbols KAT.NT and KAT.WT, respectively. See also "Market for Securities of Katanga" and "Material Contracts" below.

2007 Developments

Production Profile

On March 22, 2007, the Corporation announced an anticipated increase in production at the Kamoto Joint Venture. The announcement followed the publication by the Corporation on February 22, 2007 of new year-end reserve and resource estimates for December 31, 2006.

On December 18, 2007, Katanga announced that copper production had begun at the Kamoto Project, with the first cathodes stripped in the starter sheet section of the Luilu Metallurgical Plant ("Luilu"). This followed an 18-month, US$176 million refurbishment program that was delivered on-schedule and on-budget.

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LN Metals

On May 29, 2007, the Corporation appointed LN Metals International Ltd ("LN Metals") as sole agent for 2007 and 2008 for the marketing of copper and cobalt from the Kamoto Joint Venture.

CAMEC Take-over Bid

On May 4, 2007, Central African Mining & Exploration Company Plc ("CAMEC") announced that it had entered into a series of private agreements pursuant to which it would increase its shareholding position to approximately 22% of the then-issued and outstanding Common Shares of Katanga. As a result of the increase in ownership of Common Shares by CAMEC, on May 10, 2007 the Board of Directors adopted a shareholder rights plan (the "Shareholder Rights Plan"). Katanga also announced that, in addition to the implementation of the Shareholder Rights Plan, the Board was evaluating all strategic alternatives and was assembling an advisory team to assist it in ensuring that shareholder value was optimized.

On August 29, 2007, CAMEC commenced a formal take-over bid for the outstanding Common Shares and subsequently withdrew the bid on September 6, 2007. The Shareholder Rights Plan expired in accordance with its terms on November 9, 2007.

The Glencore Finance Financing

On November 5, 2007, Katanga closed a US$150 million loan facility (the "Former Loan Facility") provided to the Corporation by Glencore Finance. The Former Loan Facility was made available to KCC, in which the Corporation has a 75% interest. The Former Loan Facility had a two year term from the date of the senior secured loan agreement (the "Former Loan Agreement") dated November 5, 2007 entered into between Glencore, Katanga and KCC and bore interest at LIBOR plus 4%, payable upon maturity. During the term of the Former Loan Facility, the outstanding principal amount of the loan was convertible, at any time in whole or in part at the option of Glencore Finance (the "Exchange Option") into a maximum of 9,157,509 Common Shares at a price of US$16.38 per share (the "Conversion Price"), in accordance with the conversion agreement dated October 31, 2007 (the "Conversion Agreement") entered into by Katanga and Glencore Finance. Effective January 12, 2009, the Former Loan Agreement and the Conversion Agreement were amended and restated. See "Recent Developments--Amendment and Restatement of Former Loan Facility".

The Glencore Finance Off-take Agreements

Concurrent with the signing of the Former Loan Agreement with Glencore Finance, Katanga entered into agreements (the "Off-take Agreements") with Glencore Finance pursuant to which Glencore Finance will purchase 100% of the quantity of copper and cobalt produced by KCC (subject to pre-existing sales commitments to LN Metals, described above) for a period of ten years at market terms. The Off-take Agreements provide for payment by Glencore Finance of 90% of the expected sales value upon loading at the mine gate with the balance payable upon delivery of the metal at the discharge port. See also "Interest of Management and Insiders in Material Transactions" and "Material Contracts".

2008 Developments

The merger between Katanga and Nikanor ("Merger")

On November 6, 2007, Katanga announced that it had reached agreement with the board of directors of Nikanor on the terms of a recommended Merger of the two companies. As a result of the Merger, Katanga became the owner (directly or indirectly) of a number of companies. In particular, Katanga became the indirect owner of GEC, which is the owner of 75% of DCP. Further details of the DCP Joint Venture are set out above.

Following a special general meeting of Shareholders of Katanga held on January 11, 2008, Katanga announced that its take-over bid for Nikanor was declared wholly unconditional as a result of over 90% of the outstanding Nikanor shares having been tendered to the offer and that Katanga was proceeding to acquire the remaining shares of Nikanor pursuant to a compulsory acquisition procedure.

                                      -6-
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The Merger was implemented by way of a take-over bid for Nikanor shares on the basis of 0.613 Katanga shares and US $2.16 in cash (by way of a cash return by Nikanor) for each Nikanor share held. In accordance with the terms of the Merger, Katanga issued and delivered 127,168,221 Common Shares from treasury (i) as consideration for the Nikanor shares tendered to the offer and acquired through the compulsory acquisition procedure, and (ii) for certain convertible securities of Nikanor outstanding prior to the Merger. On January 25, 2008, the cash return was made to Nikanor shareholders of record on January 21, 2008.

Katanga filed a business acquisition report for the purposes of National Instrument 51-102 in connection with the Merger on SEDAR at www.sedar.com.

At the time of the Merger, it was agreed that the Off-take Agreements with Glencore would be modified to include 100% of copper and cobalt produced during the life of all mines owned by or subsequently acquired by Katanga (save for any existing sales commitments). See "Material Contracts--DCP Joint Venture Agreement".

Concession Release Agreement and DRC mining review

On February 8, 2008, the Corporation announced that KFL, Gecamines and KCC had entered into an agreement (the "Concession Release Agreement") that sets out compensation, security and payment in exchange for the release to Gecamines of the portion of the KCC concessions that represent the Mashamba West and Dikuluwe deposits. These deposits which were included in the June 23, 2006 amended technical report of the Corporation were not scheduled to start producing oxide ores until 2020 and 2023 respectively. As part of the discussion with Gecamines in the first quarter of 2009, the Concession Release Agreement will be amended as discussed below.

The Concession Release Agreement (as amended by the discussions referred to below) provides for Gecamines to replace these deposits by July 1, 2015 with other deposits having a total tonnage of 3,992,185 tonnes of copper and 205,629 tonnes of cobalt according to international standards.. The parties have agreed to fix the equivalent value of the deposits released at US$285 million, payable on July 1, 2015 (see below). On July 1, 2015, the parties will calculate the proportion of the reserves replaced by Gecamines at that date. To the extent that as at July 1, 2015 there is a shortfall in replacement deposits, the parties shall calculate the amount of the proportion of the shortfall and the financial compensation shall be payable calculated as the shortfall percentage multiplied by US$285 million. Any remaining payments due will be met from Gecamines' future revenues (being dividends and royalties due from July 1, 2015) due from the Merged JV (as defined below), until full payment has been made. Any outstanding amounts after July 1, 2015 shall carry interest at the rate of 6 month LIBOR plus 3 per cent.

The Concession Release Agreement provided for the transfer of exploitation permits in exchange for a payment. This provision has now been amended as provided below.

On February 21, 2008, the Corporation announced that KCC and DCP had received written notification from the Minister of Mines of the DRC outlining a number of points that require further discussion as part of the mining review initiated by the DRC government. These points included: the submission of feasibility studies by KCC and DCP; Gecamines' role in the management of the joint ventures; the submission of schedules of achievements for social projects; and the re-examination of royalty payments for lease facilities. In addition, with respect to DCP, the status of the plant lease and payments to Gecamines were to be clarified. As a result of such discussions, certain details of the original Concession Release Agreement have now been modified as part of the ongoing discussions between the Corporation and Gecamines pursuant to the mining review initiated by the DRC government - see "Recent Developments - Combined KCC/DCP Joint Venture Agreement" below.

On August 5, 2008, the Corporation announced the signing of a memorandum of understanding ("MoU") with Gecamines that will be the basis for amending the Kamoto Joint Venture Agreement to incorporate provisions of the Concession Release Agreement; merging the DCP and KCC joint ventures; and addressing requirements of the DRC government resulting from the review of mining partnerships with Gecamines and resulting in a combined KCC/DCP Joint Venture Agreement ("Combined KCC/DCP Joint Venture Agreement") or ("Amended JV Agreement"). See "Risk Factors".

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The key provisions of the MoU were:

     o   DCP and KCC will be merged ("Merged JV")
     o 75% of the share capital of the Merged JV be allocated to Katanga's wholly owned subsidiaries KFL Limited and GEC or their related entities and 25% to Gecamines and its subsidiary; consistent with each of the existing joint venture agreements.
     o Share capital of the Merged JV will be increased from US$1,000,000 to US$100,000,000.
     o Upon implementation of the Combined KCC/DCP Joint Venture Agreement, 5% of all additional joint venture funding until the project reaches 150,000 tonnes of copper output per year will be non-interest bearing and the remaining 95% will bear interest at a rate not greater than LIBOR plus 3%.
     o The royalty rate for equipment and facilities provided by Gecamines as well as for ore reserve depletion will increase from 1.5% to 2.5% of net revenues.
     o   The first cash payment to Gecamines for transfer of mining rights under article 4.3 of the Concession Release Agreement is US$5,000,000 and will be made on implementation of the Combined KCC/DCP Joint Venture Agreement..
     o The board of directors of KCC will be increased to eight members, three of whom will be appointed by Gecamines, and KCC will assume day-to-day management of the merged joint venture's operations within 12 months from the date of the MoU. This will result in the elimination of the Kamoto Operating Limited Operating Agreement.

These changes, together with provisions of the Concession Release Agreement, will be integrated into the Combined KCC/DCP Joint Venture Agreement. that will preserve existing relevant terms and provisions of the DCP Joint Venture and the Kamoto Joint Venture, save for the further matters which have been modified and updated as set out below.

Rehabilitation Project Update

On August 12, 2008, the Corporation announced an update of Phase II of the Kamoto rehabilitation project, stating that the project was expected to be completed by the end of 2008, providing a production capacity of 70,000 tpa Cu and 3,000 tpa Co. As part of Phase II, a third cascade mill was being rehabilitated and 58 flotation cells were being added to the circuit in the Kamoto Concentrator. At the Luilu Metallurgical Plant, a new roaster was being constructed and leaching and electro-winning capacity was to be doubled. The Corporation also announced the development of the KOV open pit and construction of a new leach and New Processing Plant. Construction of the acid plant and the first 80,000 tonne per year module of this facility commenced in June 2008.

On October 24, 2008, the Corporation announced a review of its capital expenditure commitments with a focus on optimizing its development program considering market conditions. This review has led to the development relating to the KOV pit and construction of the new New Processing Plant to be put on hold and certain contracts were terminated. Phase II of the Kamoto rehabilitation project has continued. Following this review, Katanga now plans to develop its business in accordance the Combined Technical Report. See "Mineral Projects".

On November 6, 2008, the Corporation provided the market with a production update: Copper cathode production during the quarter of 6,812 tonnes; cobalt metal production of 356 tonnes; and production of 14,588 tonnes of concentrate was up 28%, 196% and 8% respectively on the previous quarter. The Corporation also announced a review of capital expenditure with a focus on optimizing its development program considering current market conditions. This review targeted the maximization of operating cash flows and reduction of project capital expenditure requirements, while preserving optionality for development of the Corporation's asset base. While the review was in progressing capital expenditure for Phase 2 of the Kamoto rehabilitation project continued.

On November 21, 2008, the Corporation announced that, given the depressed price of cobalt, it had temporarily suspended mining operations at the Tilwezembe open pit and ore processing at the Kolwezi Concentrator. Thus, the Company ceased production of cobalt concentrate.

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See also Schedule "B" attached hereto and the Combined Technical Report which provide details with respect to the updated mine plan and recommended capital expenditures to be undertaken by the Corporation.

Management Changes

On October 2, 2008, the Corporation announced the appointment of Steven Isaacs as interim Chief Executive Officer ("CEO") and Tim Henderson as interim Chief Operating Officer ("COO"). Mr. Isaacs replaced President and CEO Arthur Ditto who announced his retirement in June 2008. Mr. Henderson joined as COO, a new interim role at the Corporation, to oversee the project and operations teams. Both Mr. Isaacs and Mr. Henderson joined on secondment from Glencore while the Corporation's Board of Directors continued searching for and appointing a permanent CEO. The Corporation also announced that as a result of certain contractual entitlements triggered by the retirement of Arthur Ditto, Stephen M. Jones and Al Schoening tendered their resignations as Senior Vice President and Chief Financial Officer and Senior Vice President Corporate Affairs, respectively. On December 15, 2008, the Corporation announced the resignation of Steve Jones as Chief Financial Office and his replacement by Nicholas Brodie.

Amendment and Restatement of Former Loan Facility

On December 24, 2008, the Corporation announced the entering into of the New Facility. The New Facility was subsequently closed on January 12, 2009, and immediately drawn down in full. The New Facility is split in two parts:

     o a new finance facility of US$100 million underwritten by Glencore Finance; and
     o an amendment and restatement of Former Loan Facility provided by Glencore Finance to the Corporation in November 2007, which, with accrued interest, amounted to approximately US$165.3 million.

Effective February 9, 2009, the Corporation completed the second closing of the New Facility. Pursuant to the terms of the New Facility, accrued interest from January 12, 2009 to the second closing date was added to the principal of the New Facility. RP Explorer Master Fund ("RP Explorer") (who, together with entities related to it, is an insider of the Corporation with director appointment rights), together with entities related to it, participated in the New Facility in the aggregate amount of US$64.5 million. Of this US$64.5 million participation, US$16 million was transferred to Glencore Finance, a wholly-owned subsidiary of Glencore International AG, and Glencore Finance issued a call option over such amount to an entity related to RP Explorer, whose ultimate owner, the Corporation has been advised, is a trust for the benefit of family members of Dan Gertler (the "Trust"). Glencore Finance's participation in the New Facility at February 9, 2009 subsequent to completion of the second closing was approximately US$217.5 million.

The Facility was provided pursuant to: (i) an underwriting agreement dated December 31, 2008 and side letter dated January 12, 2009 (together, the "Facility Underwriting Agreement") between the Corporation and Glencore Finance;
(ii) an amendment and restatement agreement dated January 12, 2009 relating to the November 2007 senior secured bridge loan of the Corporation for US$150,000,000 (the "Amendment and Restatement Agreement") among the Corporation, Glencore Finance, KCC, KFL, Katanga Mining Holdings Limited, GEC and Glencore Finance; and (iii) an exchange agreement dated January 12, 2009 between the Corporation and Glencore Finance (the "Exchange Agreement"). The New Facility bears interest at LIBOR plus 3% which will be capitalised on an annual basis. During the two year term, the New Facility is convertible at the option of each lender into Common Shares either at any time while the New Facility is outstanding at US$0.2783 per Share (as it may be adjusted for dilutive equity issues and other matters) (the "Exchange Price"), or at any time within seven days of any equity issuance of more than US$25 million by the Corporation at the price per Share of the equity issuance converted into US dollars. In addition, the New Facility is convertible into Common Shares on a mandatory basis when US$250 million has been raised by the Corporation through equity and/or debt financing at the lower of the price equal to the initial Conversion Price (as adjusted) and the price per Share of any equity issuance (of more than US$25 million) prior to such conversion, and if more than one such equity issuance occurs, at the weighted average price of such equity issuances, converted in each case into US dollars. An aggregate of up to approximately 953,433,392 Common Shares are issuable upon conversion of the New Facility at the Conversion Price.

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The Corporation has the right to repay the loan under the New Facility at any time although if repaid rather than mandatorily converted, lenders have the right to subscribe for Common Shares on the same basis as their existing conversion rights until the expiry of the two year period.

Under normal circumstances, shareholder approval of the loan and the issuance of common shares upon conversion thereof would have been required. However, the Corporation's Board of Directors, acting in good faith, and based in part upon the recommendation of the Financial Hardship Committee comprised of Robert Wardell and Terry Robinson, each of whom is an independent director, determined that the Corporation was in serious financial difficulty, that the proposed transaction was designed to improve the financial position of the Company, and that the financing was reasonable in the circumstances. As a consequence, the Corporation relied upon the financial hardship exemption in the rules of the TSX. As a result, the TSX informed the Corporation that it will, in the ordinary course, commence a delisting review. The Company believes that, upon completion of the financing, it will be in compliance with TSX listing requirements. See "Risk Factors".

The new financing provided under the New Facility will be used primarily for the ongoing rehabilitation, redevelopment and operation of the Corporation's mines and related assets held by its DRC joint-venture subsidiaries, KCC and DCP, and for working capital and general corporate purposes. The Corporation requires an additional US$250 million in equity and/or debt financing. Once US$250 million is raised in debt and/or equity, the full amount of the New Facility will be mandatorily converted into equity. See also the Management's Discussion and Analysis of the Corporation for the year ended December 31, 2009 available at www.sedar.com.

Recent Developments

Combined KCC/DCP Joint Venture Agreement

Minutes of Meetings with Gecamines in March 2009

Discussions with Gecamines to complete the Combined KCC/DCP Joint Venture Agreement in relation to the Merged JV have continued in the first quarter of 2009 using the framework established in the MoU. These discussions have resulted in further minutes being signed with Gecamines to reflect the basis on which the Combined KCC/DCP Joint Venture Agreement will be finalised.

Transfers of Exploitation Permits, Infrastructure and Other Necessary Surfaces

The parties have now agreed the perimeters of the transfers of the KCC/DCP concession area deposits. This shall include the following permits which will be transferred from Gecamines to the Merged JV:

o the whole of Exploitation Permit ("EP") 525 (comprising 13 carres containing the Kamoto and Mashamba East deposits); and

o      part of EP 4958 (comprising 2 carres containing the T17 deposit).

It has also been agreed with Gecamines that all installations and infrastructures within the perimeter of the KCC/DCP concession area shall be rented by Gecamines to the Merged JV, with rental being covered by the royalties. Katanga has agreed that the KZC concentrator at Kolwezi will be returned to Gecamines who will re-employ following the transfer the former Gecamines employees.

The DCP exploitation permits (namely EP 4961 (comprising 10 carres containing the KOV deposit), EP 4960 (comprising 13 carres containing the Kananga deposit) and EP 4963 (comprising 9 carres containing the Tilwezembe deposit)) shall be transferred to the Merged JV as part of the merger process. It is intended that an additional carre, as an extension of the Kananga deposit, will be transferred by Gecamines in due course.

As agreed in the Concession Release Agreement, the perimeter of the merged the KCC/DCP concession area will contain the surface necessary for the proper operation of the current activities of the Merged JV, including space for dumps, storage sites, tailings and new infrastructure (the "Necessary Surfaces"). The Necessary Surfaces will be sourced from adjacent exploitation permits, principally EP 8841. An ad hoc commission, comprising technical representatives from Gecamines and the Merged JV, has been established to consider and determine the area and source of the Necessary Surfaces. Once the Necessary Surfaces have been determined, they shall be rented to the Merged JV on an interim basis, pending drilling by an independent contractor (funded by the Merged JV) to determine whether the surfaces identified contain any mineral reserves. Provided no reserves are discovered, the relevant surfaces shall be converted into multiple exploitation permits (where required) and shall be transferred (or in certain cases leased) to the Merged JV. Should any reserves be discovered in the identified surfaces, the reserves shall be transferred to the Merged JV and shall count as replacement reserves under the terms of the Concession Release Agreement, and the parties will agree alternative areas as the source for the Necessary Surfaces. Gecamines shall not transfer the areas of the Necessary Surfaces to third parties. In addition Gecamines will grant certain easements as required for the business.

Replacement Deposits

Gecamines shall have the right to undertake exploration activities financed by the Merged JV by way of interest free loans to find replacement reserves of some 3,992,185 tonnes of copper and 205,629 tonnes of cobalt. Such exploration activities can take place within and outside the exploitation permits being transferred to the Merged JV. Any deposits found within the perimeters of the exploitation permits transferred or to be transferred to the Merged JV (other than the deposits, or extension of the deposits, at Kamoto, Mashamba East, Tilwezembe, Kananga, T17 and KOV) shall be considered as replacement reserves, as well as any other deposits discovered in other perimeters belonging to Gecamines the exploitation of which may be transferred to the Merged JV.

To the extent that as at July 1, 2015 there is a shortfall in replacement deposits, the parties shall calculate the amount of the proportion of the shortfall and the financial compensation shall be payable calculated as the shortfall percentage multiplied by US$285 million. Any amounts not paid then shall bear interest at a rate of 6 month LIBOR plus 3%. To the extent that any amount is not paid at such time, the Merged JV shall be entitled to retain future revenues due from the Merged JV to Gecamines (being dividends and royalties due from such date) until full payment.

Merged JV Share Capital and Financing

It has been agreed that the 25% equity interest of Gecamines and its subsidiary shall be non-dilutable. The Corporation or one of its wholly-owned subsidiaries shall advance to Gecamines and its subsidiary the subscription amount of US$24.5 million payable by them in respect of the capital increase. Such advance shall form part of the pas-de-porte payment described below, and consequently shall not be repayable by Gecamines.

Dividends shall be distributed proportionate to the equity stakes of the shareholders in the Merged JV. Of the available cashflows of the Merged JV (after taking account of operating expenses, financing costs (including interest), taxation and allocation to the necessary reserves), 25% shall be used to pay dividends and 75% shall be used to repay shareholder and other borrowings.

Following the establishment of the Merged JV, 5% of the future funding requirements of the Merged JV shall be met by non-interest bearing equity financing from KFL / GEC, until the project reaches its production target of 150,000 tonnes of copper output per year. The remainder shall be obtained through shareholder or project financing with an interest rate not to exceed LIBOR plus 3%. Gecamines has agreed, subject to certain conditions, that security can be given in this connection over its shareholding in the Merged JV, as well as, subject to certain protections , the mining rights and titles of the Merged JV.

Rental, Royalty and Pas de Porte

As stated above, a royalty of 2.5% of net revenues shall be payable by the Merged JV to Gecamines for the use of the equipment and facilities as well as the depletion of the deposits. For this purpose, net revenues will be calculated in the same manner as royalties payable under the DRC Mining Code, namely sales less transportation, quality control, insurance and marketing costs.

A "pas de porte" ("entry premium") payment shall be payable by KFL/GEC to Gecamines for the access to the project. The total amount shall be US$140,000,0000, the payment of which will be completed as follows:

(i) US$5 million previously paid by GEC to Gecamines as a loan, being converted into a pas de porte and therefore non-refundable;

(ii) US$135 million to be paid by KFL. This will comprise (a) US$24.5 million to be paid by way of set-off against the amount of the advance to be granted by KFL to Gecamines for payment of the subscription price (as described above); (b) US$5 million to be paid within ten days of entry into the Amended JV Agreement ; and (c) US$10 million on an annual basis between 2009 and 2011 and US$15 million on an annual basis between 2012 and 2015, with a final payment in 2016 of US$15.5 million. The parties have agreed that these amounts shall be paid without any deductions or set off.

No further pas de porte will be payable in respect of the replacement reserves to compensate for the release of Dikuluwe and Mashamba West; however, any additional tonnage brought by Gecamines to the Merged JV after the released deposits have been fully compensated will incur a new pas de porte payment of US$35 per tonne of copper.

Board and Management

It has been agreed that the CEO will be appointed by KFL / GEC, and the deputy CEO will be appointed by Gecamines. A management committee shall be constituted, comprising the CEO, deputy CEO, three employees of the Merged JV appointed by KFL / GEC, and one employee of the Merged JV appointed by Gecamines.

General

Gecamines shall have a right of pre-emption in the event of a change of control of KFL; there are restrictions on transfer shares of KCC during the first year of commercial operation of KCC; and the mining rights and titles of KCC and DCP shall return to Gecamines without consideration upon the winding up or liquidation of those companies;

                     DESCRIPTION OF THE BUSINESS OF KATANGA

Current Business Initiatives and Principal Products

Katanga is the holding company of a group of companies that produce copper and cobalt metal and that have copper and cobalt assets in the DRC, one of the most mineral rich countries in the world. The assets are held through two joint ventures, Kamoto Copper Company (KCC) and DRC Copper and Cobalt Project (DCP). Katanga's assets include the Kamoto Underground Mine, the Musonoie-T17 open pit mine (held through KCC) and the KOV open pit mine (held through DCP), providing sulfide and oxide ores respectively, the Kamoto Concentrator and the Luilu Metallurgical Plant. Katanga intends to combine the two adjacent concessions, which were previously part of the same mine complex. See "Mineral Projects".

Katanga also has a number of other mines and plants that may be operated initially or at a later stage in the Corporation's development. These include the open pit mines at Mashamba East, Kananga and Tilwezembe. Operations have been temporarily suspended at the Kolwezi Concentrator, which the Corporation has agreed will be returned to Gecamines.

The Kamoto Joint Venture produced its first copper cathode in December 2007 following the completion of Phase I of a four-phase refurbishment of the brownfield site. The second joint venture, DCP, was acquired through Katanga's merger with Nikanor in January 2008.

The Corporation has entered into the Off-take Agreements with Glencore Finance pursuant to which Glencore Finance will buy 100% of the quantity of copper and cobalt produced by the mines owned and subsequently acquired by Katanga, subject to any off-take agreements in place at the time of the acquisition of any new mines. See "Material Contracts".

In order to achieve its goals of mineral exploration, mine development and production, Katanga will require additional future financing to cover necessary capital expenditures and working capital needs. See "Mineral Projects - The Kamoto Property", "Mineral Projects - DCP Mineral Projects" and "Risk Factors".

Competitive Conditions

The exploration and mining of copper and cobalt is a competitive business. The Corporation competes with numerous other companies and individuals, not only for sales of finished products, but also for personnel, for supplies of input materials and equipment and for access to funds. Although the Corporation has entered into the Off-take Agreements, the profitability of the Corporation will depend on its ability to develop its existing and future properties on a cost effective basis.

Economic Dependence

The Corporation has substantial exposure to the price of copper and cobalt and other base metals, which prices are subject to fluctuation, volatility and other factors beyond the Corporation's control. See "Risk Factors". Notwithstanding the entering into of the Off-take Agreements with Glencore International AG, the Corporation is not, and does not expect to become, dependent on a particular end-user of the copper and cobalt that it produces, as there is a world wide end-user market for copper and cobalt.

Changes to Contracts

As described above, the Corporation agreed at the time of the Merger that the Off-take Agreements would be modified to include 100% of copper and cobalt produced during the life of all mines owned by or subsequently acquired by Katanga. These modifications were made during the course of 2008.

On February 8, 2008, Katanga announced the signing of the Concession Release Agreement. See also General Developments of the Business of Katanga - Recent Developments - Combined KCC/DCP Joint Venture Agreement "Risk Factors--DRC Mining Review".

Employees

As at December 31, 2008, Katanga (together with employees of KOL on site) had approximately 4,000 employees. On site at the Kamoto Property, there are approximately 2,430 employees of KOL, the operator at the Kamoto Property. On site at the KOV, Katanga and Tilwezembe properties there are approximately 1,523 employees who have since become (indirectly) employees of Katanga as a result of the Merger. On December 15, 2008, the Corporation announced that it had taken measures to reduce its work force as a result of redundancy and the financial position of the Corporation.

Foreign Operations

Substantially all of the Corporation's operations are in the DRC. See "Risk Factors" below.

Social or Environmental Policies and Environmental Protection

Environmental Impact Assessments and Environmental Management Plans have been prepared and submitted for each of the Kamoto Project, the KOV Project and the Tilwezembe mine. Together with the preparation of a combined study, the Corporation is conducting an integrated Environmental and Social Impact Assessment ("ESIA") from which an appropriate Environmental and Social Management Plan ("ESMP") will be produced. This process is designed to move the Corporation beyond DRC compliance to compliance with both the IFC Performance Standards and the Equator Principles to which many lending institutions subscribe. The Corporation is implementing comprehensive Health, Safety, Environment and Social management systems which are expected to enable the organization to become compliant with ISO.

Health and Safety

Katanga recognizes the critical importance of giving employees a safe and healthy work environment that takes into account inherent risks and potential hazards and provides them with the training necessary to operate safely and effectively in the workplace.

Katanga and its operating companies in the DRC, KCC and DCP, are committed to taking all reasonable steps to ensure a safe and healthy work environment, to comply with DRC law and to act in a manner that is consistent with good international practice and supports our goal of zero accidents/zero incidents. Senior management have endorsed a Corporate Health & Safety Policy, which has been communicated throughout the organisation. To support a structured approach to health and safety management, KCC will implement an Occupational Health and Safety system that meets the requirements of OHSAS 19008. OHSAS is compatible with ISO 14 000 - the benchmark for Environmental Management - making it possible to have a common management system platform. Katanga's health and safety function at site includes dedicated expatriate health and safety professionals whose role it to provide functional support and expertise to line management and to ensure consistency of approach across the organization.

Compliance monitoring and auditing will be performed on a regular basis to evaluate the effectiveness of Katanga's systems and provide data from which improvement programs will be developed. Quarterly reports will be made to the Board to ensure the appropriate level of oversight and governance.

Environment

Katanga aims to develop a culture where all employees are encouraged to feel responsible for sound environmental management. One of the key benefits of both the DCP projects and the Kamoto Project redevelopment in terms of the environment is the extensive use of existing infrastructure, involving relatively limited additional disturbance of land.

The ESIA process includes a comprehensive baseline study of key environmental aspects - air, noise, water (surface and ground) and dust. In tandem with this is an ongoing programme to monitor all of these aspects will be used to develop additional strategies to manage future development and mitigate existing environmental conditions at Katanga's sites. See also "Mineral Projects" below.

Economic Benefit

The Corporation contributes to the local economy in a number of ways. DCP and KCC make monthly salary payments to employees and local contractors, paid taxes and import duties to government, bought goods and services from local suppliers and made payments to Gecamines.

Katanga expects that at full production capacity, taxes and transfers to government from the combined KCC / DCP operations will be of the order of US$400 million per annum. Initial redevelopment activities created nearly 4,000 jobs. During the initial operational phase, it is estimated that up to 4,000 people were directly employed, with a significant number of additional people indirectly employed in the supply chain.

In addition, the Corporation has undertaken a significant number of social projects in the Kolwezi area, focusing on improvements in health, education, infrastructure, economic development and providing alternative employment opportunities to artisanal miners. See also "Risk Factors - Social and Local Relations".

                                  RISK FACTORS

Summary of Risk Factors

An investment in the Corporation involves a high degree of risk in part because the Corporation's principal business is one of mineral exploitation.

Shareholders should carefully consider all the information in this document, including the following risk factors, as well as the usual risks associated with an investment in a business at an early stage of development. The risk factors discussed below do not necessarily comprise all the risks associated with the business, operations and affairs of the Corporation.

Current Global Financial Condition

Current global financial conditions have been subject to increased volatility and numerous financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to public financing has been negatively impacted by both sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors may impact the ability of the Corporation to obtain equity or debt financing in the future and, if obtained, on terms favourable to the Corporation. If these increased levels of volatility and market turmoil continue, the Corporation's operations could be adversely impacted and the trading price of the Common Shares could continue to be adversely affected.

Speculative Nature of Mining Operations

Mining operations involve significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate or adequately mitigate. Major expenditures are required to develop metallurgical processes and to construct mining and processing facilities at a particular site. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices which are highly cyclical; and governmental regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, allowable production, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Katanga not receiving an adequate return on invested capital. There is no assurance that any particular property will be brought into commercial production or will continue in commercial production once operations commence. Most of the above factors are beyond the control of Katanga.

Mining operations involve a high degree of risk. Such operations are subject to all the hazards and risks normally encountered in the development and production of copper and cobalt and other base or precious metals, including unusual and unexpected geologic formations, water conditions, surface or underground conditions, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability, mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labour force disruptions, force majeure factors, unanticipated transportation costs and weather conditions. Milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas, which may result in environmental pollution and consequent liability. Any of these factors can materially and adversely affect, among other things, the development of any one or more of the Corporation's properties, production quantities and rates, costs and expenditures and production commencement dates.

Mineral Resources and Ore Reserves

The mineral resources and ore reserves presented in this AIF are based on information contained in Combined Technical Report and in other publicly disclosed information. No assurances can be given that the anticipated tonnages and grades will be achieved or that the indicated levels of copper and cobalt recovery will be realized.

There is a degree of uncertainty to the calculation of mineral reserves and mineral resources and corresponding grades being mined or dedicated to future production. Until mineral reserves or mineral resources are actually mined and processed, the quantity of mineral resources and mineral reserves must be considered as estimates only. In addition, the quantity of mineral reserves and mineral resources may vary depending on, among other things, metal prices. Any material change in the quantity of mineral reserves, mineral resources, grade or striping ratio may affect the economic viability of the properties. In addition, there can be no assurance that copper or cobalt recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Fluctuation in copper, cobalt and other base metals prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of such estimate. The volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. In particular, no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated levels of copper and cobalt recovery will be realized. Any material reductions in estimates of mineral reserves and mineral resources or estimates of the Corporation's ability to extract these mineral reserves, could have a material adverse effect on the Corporation's results of operations and financial condition.

Political Stability

The Kamoto Joint Venture and the DCP Joint Venture may be subject to the effects of political changes, war and civil conflict, changes in government policy, lack of law enforcement and labour unrest and the creation of new laws. These changes (which may include new or modified taxes or other governmental levies as well as other legislation) may impact the profitability and viability of the Corporation's properties. The DRC is an impoverished country with physical and institutional infrastructure that is in a debilitated condition. It is in transition from a largely state-controlled economy to one based on free market principles and from a non-democratic political system with a centralized ethnic power base to a political system based on more democratic principles. There can be no assurance that these changes will be effected or that the achievement of these objectives will not have material adverse consequences for Katanga and its operations. The effect of unrest and instability on political, social or economic conditions in the DRC could result in the impairment of the development and mining operations at the Corporation's properties. Any such changes are beyond the control of Katanga and may adversely affect its business.

Social and Local Relations

While the Corporation expects that its operations will contribute to the economic development of the Katanga Province in the DRC and provide employment in the region while improving infrastructure and social benefits, the operations of the Corporation may have a negative impact on the local environment. In addition, the use of external and foreign employees may result in social disruption in the local communities, which could have a material adverse effect on the Corporation's business, operating results and financial condition.

Licenses, Permits and Governmental Regulations

The Corporation's properties are subject to various laws governing prospecting, mining, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. Although activities on the properties are currently carried out in accordance with all applicable rules and regulations of the DRC, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail production or development.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws and regulations governing operations or more stringent implementation thereof could have a substantial adverse impact on the Corporation and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

DCP's exploitation permits are due to expire on April 3, 2009 and are thereafter renewable for two successive periods of 15 years provided that certain conditions, set out in the Mining Code, have not been breached. While the Corporation expects the DCP exploitation permits to be renewed for the contemplated future periods, there can be no guarantee that the conditions for renewal will be satisfied, with a material adverse effect on the Corporation's business.

Title Matters

While the Corporation has diligently investigated its title to, and rights over and interests in and relating to, its mining assets and mineral properties, this should not be construed as a guarantee of the Corporation's title to its mining assets and/or the area covered by such mining rights. As part of the discussions with Gecamines it is intended that new agreements be entered into defining the mining rights of the Merged JV as discussed above in "Recent Developments - Combined DCP/KCC Joint Venture Agreement". Further details of the title to the mineral properties are set out in "Property Description and Location" below.

There are certain servitudes, surface rights and rights over properties that the Merged JV is required to obtain in the course of implementing the KCC projects as set out in the updated Feasibility Study 2006. The Corporation is aware of such requirements and has put a process in place to obtain all necessary rights. However, there is no guarantee that the Corporation will be able to obtain all such rights and failure to do so may have a material adverse effect on the Corporation's business, operations and financial condition. Most of these rights are held by Gecamines and are proposed to be dealt with as set out in the Combined Technical Report incorporated by reference herein. Others are held by third parties and the Corporation has put in place a process to obtain all necessary rights.

The Corporation's properties may be subject to prior unregistered agreements or transfers that have not been recorded or detected through title research and title may be affected by undetected defects. There can be no assurance that title to some of the Corporation's properties will not be challenged or impugned.

Additionally, the land upon which the Corporation holds mineral exploitation rights may not have been surveyed; therefore, the precise area and location of such interests may be subject to challenge.

DRC Mining Review

The government of the DRC initiated a review of the mining licences held by 61 mining companies operating in the DRC, including the Corporation. The review function has been headed by a Congolese commission and an independent commission, and these commissions are looking to these mining companies to justify their use of the mining licences and their operational presence in the DRC. The review process focuses on the legality of each agreement and the verification of developments at each site. The Corporation has responded to information requests from the commission and has hosted a visit to its operations and community projects. In 2008, the Corporation received written notification from the Minister of Mines of the DRC outlining a number of points that required further discussion.

The Corporation has now held discussions with Gecamines (which are described in further detail under "Recent Developments" above), in the context of negotiations regarding the unification of the Kamoto Joint Venture Agreement and the DCP Joint Venture Agreement, the Concession Release Agreement, and the transfer of the exploitation permits and mining rights over an agreed area from Gecamines to KCC. However, definitive documentation has not yet been agreed. The failure of the Corporation and Gecamines to successfully negotiate final documentation regarding the unification of or to address the other requirements of the Minister of Mines of the DRC could have a material adverse effect on the Corporation's business, operating results and financial position.

Environmental Risks and Hazards

The activities of the Corporation are subject to environmental regulations promulgated by the DRC government and other agencies from time to time. Environmental legislation generally provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations which would result in environmental pollution. A breach of such legislation may result in imposition of fines and penalties or other enforcement actions, which may have an adverse effect on the Corporation's business. There can be no assurance that compliance with these laws and regulations or future laws and regulations will not involve significant expenditure by the Corporation which may adversely affect the results of operations or the financial condition of the Corporation.

While the holder of a mining title in the DRC is generally liable to the
DRC state for any damage to the environment (on a joint and several basis with the transferor of the mining title where it has been transferred), under the terms of the Kamoto Joint Venture and the DCP Joint Venture, Gecamines has agreed to provide an indemnity against any liability in respect of any damage to the environment at any of the Corporation's mines or associated processing installations arising from or caused during the period of Gecamines' ownership. However, there can be no guarantee that the Corporation will be able to claim successfully under such indemnity or that, even if such indemnity is successfully enforced, Gecamines will be in a position to reimburse the Corporation in respect of any such liabilities.

Environmental legislation in the DRC is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation in the DRC, if any, will not adversely affect operations at each of the Corporation's properties. Environmental hazards may exist on the Corporation's properties which are unknown to the Corporation at present. Both the DCP Joint Venture Agreement and the Kamoto Joint Venture Agreement provide that after the end of the term of the respective joint ventures, Gecamines will retain responsibility for environmental liabilities resulting from its operation of the facilities but not for newly created liabilities.

Foreign Operations

Substantially all of the Corporation's operations are in the DRC and as such, the Corporation's operations are exposed to various levels of political, economic and other risks and uncertainties associated with operating in a foreign jurisdiction. These risks and uncertainties include, but are not limited to, currency exchange rates; high rates of inflation; labour unrest; renegotiation or nullification of existing concessions, licenses, permits and contracts; changes in taxation policies; restrictions on foreign exchange; changing political conditions; currency controls and governmental regulations or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Changes, if any, in mining or investment policies or shifts in political attitude in the DRC may adversely affect the Corporation's operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements.

The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on the Corporation's operations and profitability.

Operating Risks

To the extent that KOL and DCP fail to perform their functions as operators of the Corporation's properties efficiently, the operations of the Corporation may be affected.

The Corporation is reliant on the Kamoto concentrator, and the Luilu metallurgical plant which are leased to the Corporation by Gecamines and which require further refurbishment work to bring production capacity up to the Corporation's needs. While the Corporation has initiated the refurbishment of these assets to ensure productivity and quality criteria and, under the GEC and Kamoto Joint Venture Agreements the Corporation has the right to rehabilitate these facilities the Corporation may experience delays or difficulties in implementing and/or completing such rehabilitation works. This could have a material adverse effect on the Corporation's business, operating results and financial position.

Limited Operating History

The Corporation has very limited operating history and there can be no assurance of its ability to operate its projects profitably. The Corporation's ultimate success will depend on its ability to generate cashflow from its properties in the future and employ and retain an appropriately experienced workforce.


Logistics Risks

The Corporation depends primarily on road and rail links throughout the DRC and neighbouring countries to transport raw materials, supplies and products over long distances between its facilities and African ports. In some cases these transport services are currently not adequate to support the Corporation's planned operations. In addition, seasonal climate changes in the DRC may severely impact the Corporation's ability to use these routes. In particular, the road from Lubumbashi to Kolwezi (via Nguba) requires rehabilitation, or it will present a severe disruption to the Corporation's operations during the annual wet season. The road from Lubumbashi to Kolwezi (via Nguba) has been refurbished from Lubumbashi to Nguba, funded by the World Bank. The 114km leg past Nguba is usable but problematic in rains. However, while the rehabilitation of the road from Kolwezi to Lubumbashi is in progress, there can be no guarantee that the rehabilitation work will be sufficient or that further rehabilitation will not be required. This could have a material adverse effect on the Corporation's business, operating results and financial position.

The Corporation will also be dependent either on the rehabilitation of part of the state-owned DRC rail network operated by SNCC (the "SNCC Rail Network") and an increase in that rail network's capacity (through the addition of extra locomotives and carriages) or on the rehabilitation of the Benguela rail network in Angola. Failure or material delay in increasing the SNCC Rail Network capacity or the rehabilitation of the Benguela rail network in Angola could either restrict the Corporation's ability to deliver raw materials and other supplies to its operations and to transport products to African ports, or result in increased costs for the Corporation, and this will have a material adverse effect on the Corporation's business, operating results and its financial position.

Power Supply

The Corporation's operations depend upon the reliable and continuous delivery of sufficient quantities of power to its mines and processing facilities. While the Corporation currently has power supply to certain of its existing facilities, the Corporation's long-term operations, when taken together, would, if all fully operational, have a total power requirement in excess of power currently available in the Katanga Province, taking account of existing usage and commitments. There can be no guarantee that sufficient future supplies of power will be available to meet the Corporation's needs or that, if sufficient power is, or becomes, available, the Corporation will be able to purchase sufficient power for its needs on commercially acceptable terms or at all. Failure to secure sufficient power in the future could have a material adverse effect on the Corporation's business, operating results and financial position. In addition, the current electrical infrastructure available to the Project requires rehabilitation and there are risks of power interruptions or power shortages, which could have a material adverse effect on the Corporation's business, operations and financial condition.

Labour and Employment Matters

Relations with employees may be impacted by changes in the scheme of labour relations, which may be introduced by the relevant governmental authorities. Adverse changes in such legislation may have a material adverse effect on the Corporation's business, result of operations and financial condition. In addition, labour disruption or work stoppages by employees of the Corporation or its contractors could have a material adverse effect on the business and operations of the Corporation.

Health Risks

HIV/AIDS, malaria and other diseases represent a serious threat to maintaining a skilled workforce in the mining industry throughout Africa. HIV/AIDS, malaria and other diseases are a healthcare challenge faced by the Corporation's operations in the DRC. There can be no assurance that the Corporation will not lose members of its workforce or workforce man-hours or incur increased medical costs, which may have a material adverse effect on the Corporation's operations.

Competition

Significant and increasing competition exists for mineral acquisition opportunities throughout the world. As a result of this competition, some of which is with large, better established mining companies with substantial capabilities and greater financial and technical resources, the Corporation may be unable to acquire rights to exploit additional attractive mining properties on terms it considers acceptable. Accordingly, there can be no assurance that the Corporation will acquire any interest in additional operations that would yield reserves or result in commercial mining operations.

Dependence on Relations with Third Parties

The Corporation is heavily dependant on its ability to secure reliable supplies of raw materials and provision of certain services from third-party suppliers in order to carry out its operations. While the Corporation has certain arrangements currently in place for some of these materials and services, there can be no guarantee that these arrangements will be sufficient for the Corporation's future needs or that such supplies or provision of services will not be interrupted or cease altogether. Some of the materials or services required for the Corporation's operations are currently only available on commercially reasonable terms from one or a limited number of suppliers or providers. These operations may be interrupted or otherwise adversely affected by lack of supply, or delays in the supply, of these materials or services by third party suppliers, by any change to the terms on which these materials or services are made available by third party suppliers, and by the failure of third-party suppliers to provide materials or services that meet the Group's quality requirements. If the Corporation is forced to change a supplier of such materials or services, there is no guarantee that this would not result in the Corporation experiencing additional costs, interruptions to supply continuity or some other adverse effect on its business. There is also no guarantee that the Corporation will be able to find adequate replacement materials or services on a timely basis or at all.

Potential Dependence on Key Contracts and Business Arrangements

A large portion of the Corporation's revenue may be derived from sales of its finished or part-finished products pursuant to a relatively small number of key contracts or business arrangements. In particular, the Corporation has entered into an exclusive off-take arrangement (the "Glencore Off-take Arrangement") with Glencore which is described under "Interest of Management and Insiders in Material Transactions". Failure or material delay by the counterparties to these contracts or arrangements to perform their obligations thereunder, or breach of these contracts or arrangements by such counterparties, could have a material adverse effect on the Corporation's business, operating results and financial position.

Volatility of Metal Prices

The mining industry is competitive and there is no assurance that, even if commercial quantities of a mineral resource are discovered, a profitable market will exist for their sale. The development and success of the Kamoto Projects and the DCP projects will be primarily dependent on the future price of metals and there can be no assurance that metal prices will be such that the Corporation's properties can be mined at a profit. Metal prices are subject to significant fluctuation and are affected by a number of factors, which are beyond the Corporation's control. Such factors include, but are not limited to, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, international political and economic conditions, speculative activities and increased production due to improved mining and production methods. The price of copper and cobalt and other base metals has fluctuated widely in recent years, and future serious price declines could cause continued development of and commercial production from the Corporation's properties to be impracticable and uneconomical. Depending on the price of copper and cobalt and other metals, projected cash flow from existing and planned mining operations may not be sufficient and the Corporation could be forced to discontinue development. Continued and future production from the Corporation's properties is dependent on copper and cobalt prices that are adequate to make the Corporation's properties economic. Project financing covenants may require forward sale (price hedging) of some copper production.

Furthermore, reserve calculations and life-of-mine plans using significantly lower copper and cobalt metal prices could result in material write-downs of the Corporation's investment in mining properties and increased amortization, reclamation and closure charges.

In addition to adversely affecting the Corporation's reserve estimates and its financial condition, declining commodity prices can impact operations by requiring a reassessment of the feasibility of the Corporation's assets. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the Corporation's projects are ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Risk of Non-Compliance with Applicable Quality Standards

The marketability and the price achieved for the copper and cobalt products produced by the Corporation is dependent on the quality of these products. In particular, in order to market certain of its copper products as LME Grade A copper, the Corporation will require certification from the LME that the relevant copper products are "A" grade products. There can be no assurance that the Corporation will obtain such certification in time to commence marketing its copper products as expected or at all. Such failure or delay could result in lower margins for the Corporation or its products.

Currency Risk

The Corporation's operations incur expenditures in US dollars and in the local currencies in the DRC, South Africa, the U.K. and Canada. Revenue from operations is principally in US dollars. The funds raised from issuing equity and debt are in US or Canadian dollars. Future funds to be raised from project financing are expected to be in U.S. dollars. As a result of the use of these different currencies, the Corporation is subject to foreign currency fluctuations, which may materially affect its financial position and operating results.

Additional Requirements for Capital

Copper and cobalt mining and processing is capital intensive, complex and expensive. The Corporation plans to restore and develop commercial exploitation operations at its existing mines. Substantial additional financing will be required if the Corporation is to undertake such projects and if it is to successfully implement its strategy.

In addition, while the Corporation has provided for contingencies in its budget for the implementation of the Kamoto Projects and DCP Projects, the global mining industry is subject to potential cost escalations as a result of the level of demand for copper, cobalt and other base metals, commodity prices and other factors. There can be no guarantee that industry cost escalations and other factors will not result in additional costs being incurred or that budgeted expenditures will be adequate, and this may increase the amount of additional funding required by the Corporation. No assurances can be given that the Corporation will be able to raise the additional finance that it may require for its anticipated future operations on terms acceptable to the Corporation or at all. If the Corporation is unable to obtain such funding, or is unable to obtain such funding on satisfactory terms, the Corporation's implementation of the Kamoto Projects and the DCP Projects may be materially adversely affected.

Liquidity Concerns and Future Financings

In 2008, the Corporation incurred a net loss of $1,298.9 million (including the impairment of mineral properties and inventories of $1,544.4 million). As at December 31, 2008, the Corporation had a deficit of $1,351.6 million and a working capital deficiency of $69.5 million. On January 12, 2009, the Corporation completed the New Facility which included $100 million of additional financing. During the first half of 2009, the Corporation requires an additional US$250 million in equity and/or debt financing to meet its estimated cash requirements to fund ongoing operations and capital expenditure commitments. Options are currently being pursued to find potential investors by the Corporation. Assuming US$250 million is raised in debt and/or equity, the full amount of the New Facility will be mandatorily converted into equity. However, there can be no assurances that the Corporation's activities will be successful or sufficient and as a result there is significant doubt as to the Corporation's ability to continue as a going concern.

Insurance and Uninsured Risks

The Corporation's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, civil unrest and political instability, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to the Corporation's properties or the properties of others, delays in development or mining, monetary losses and possible legal liability. The Corporation does not intend to obtain political risk insurance which will guarantee investments and loans by the Corporation to companies in the DRC against the risks of transfer restrictions, expropriation, breach of contract, war and civil disturbance. The Corporation will maintain insurance to protect against certain other risks in such amounts as it considers reasonable. However, its insurance will not cover all the potential risks associated with its operations. The Corporation may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to the Corporation or to other companies in the mining industry on acceptable terms. The Corporation might also become subject to liability for pollution or other hazards which may not be insured against or which the Corporation may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Corporation to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Holding Company

The Corporation is a holding company that conducts substantially all of its operations, and holds all of its operating assets, through subsidiaries and judgments obtained against one or more of the subsidiaries in Ontario may need to be enforced outside of Ontario and may be subject to additional defences or lengthy delays in enforcement as a result.

Difficulties for Investors in Foreign Jurisdictions in Bringing Actions and Enforcing Judgments

The Corporation is organized under the laws of Bermuda and its head and registered office is in Bermuda. The majority of the Corporation's directors and officers, and all of the experts named in this annual information form, reside outside of North America, and all or a substantial portion of their assets, and a substantial portion of the Corporation's assets, are located outside of North America. As a result, it may be difficult for investors in Canada to bring an action against directors, officers or experts who are not resident in Canada. It may also be difficult for an investor to enforce a judgment obtained in a Canadian court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of Canada or the equivalent laws of other jurisdictions outside Canada against those persons or the Corporation.

Litigation Risks

The Corporation may from time to time be involved in various legal proceedings. While the Corporation believes it is unlikely that the final outcome of any such proceedings will have a material adverse effect on the Corporation's financial position or results of operation, defence and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, there can be no assurance that the resolution of any particular legal matter will not have a material adverse effect on the Corporation's future cash flow, results of operations or financial condition.

Common Share Price may be Adversely Affected by Factors Beyond the Corporation's Control

Securities of small and mid-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in local markets and globally and market perceptions of the attractiveness of particular industries. The Corporation's share price is also likely to be significantly affected by short-term changes in copper or cobalt prices or in the Corporation's financial condition or results of operations as reflected in the Corporation's quarterly earnings reports. Other factors unrelated to performance that may have an effect on the price of the Common Shares include the following: the extent of analytical coverage available to investors concerning the Corporation's business may be limited if investment banks with research capabilities discontinue their coverage of the Corporation's securities; a lessening in trading volume or general market interest in the Corporation's securities may affect an investor's ability to trade significant numbers of securities of the Corporation; and the size of the Corporation's public float may limit the ability of some institutions to invest in the Corporation's securities. As a result of any of these factors, the market price of the Common Shares at any given point in time may not accurately reflect the Corporation's long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Corporation may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Continued Listing Review of TSX

On January 2, 2009, the TSX advised the Corporation that it would be conducting a continued listing review. If the Corporation was found by the TSX to no longer meet the minimum listing requirements of the TSX, the Corporation's securities may be delisted from the TSX which could have a material adverse affect on the trading price of the Common Shares, particularly if an alternative listing of the securities on the TSX Venture Exchange or on another stock exchange could not be obtained.

Conflict of Interest

A number of directors of the Corporation also serve as directors and/or officers of other companies involved in the exploration and development of natural resource properties. As a result, conflicts may arise between the obligations of these individuals to the Corporation and to such other companies.

                                MINERAL PROJECTS

For a description of the material properties of the Corporation, together with mineral resource and mineral reserve estimates and description of the updated mine plan, reference is made to (i) the Combined Technical Report which is incorporated by reference herein and is available on SEDAR at www.sedar.com, and
(ii) the executive summary contained in the Combined Technical Report, a copy of which is attached hereto as Schedule "B".

                        PROPERTY DESCRIPTION AND LOCATION

The KCC and DCP concession areas are located in the south-eastern part of the DRC near the international border with Zambia. The KCC and DCP concession areas are located within the province of Katanga (formerly Shaba) and the district of Kolwezi. It is situated about 220 kilometres north-northeast of Lubumbashi, the capital of the Katanga Province and between 2 and 10 kilometers from the nearest town of Kolwezi.

Description of mineral tenure

KCC rights

The mining rights from which KCC is currently benefiting originate from a Concession n(degree)C23 granted by the DRC State to Gecamines.

Prior to the promulgation of the Mining Code, Gecamines' mining rights for the exploration and exploitation of copper, cobalt and associated mineral substances under Concession n(degree) C23 were granted under the regime of Order-Law No. 67/231 of May 11, 1967 relating to general legislation for mines and hydrocarbons and renewed under the regime of Order-Law No. 81-013 of April 2, 1981 relating to general legislation for mines and hydrocarbons.

Following the entry into force of the Mining Code in 2002, Ministerial Order n(degree)195/CAB/MINES-HYDRO/01/2002 dated August 26, 2002 recognised Concession n(degree) C23 as currently valid mining rights belonging to Gecamines and transformed such rights into mining titles under the Mining Code. As part of the transformation process, the areas covered by the Concessions under the former regime were divided into exploitation permits ("EP") and EP525, originally comprising 400 carres was issued having an expiration date of April 3, 2009, being the expiration date of Concession n(degree) C23.

Exploitation permits are under the Mining Code renewable in accordance with the terms of the Mining Code for periods of 15 years.

EP525 covers copper, cobalt and associated mineral substances. EP525 was subsequently reduced to 297 carres, on 30 December 2005. The land under this exploitation permit covers the area on which the Kamoto Mine, the Kamoto, Dikuluwe, Mashamba East and West and T17 deposits are located, as well as the facilities of the Kamoto Mine, the Kamoto concentrator, the DIMA concentrator and the Luilu Hydro-metallurgical plants.

Exploitation permits grant to its holder the exclusive right to carry out exploration and exploitation works of mineral matters for which it has been granted. This right covers the construction of necessary facilities for mining exploration, the use of water and wood resources, and the free commercialisation of products for sale, in compliance with corresponding legislation.

Pursuant to the Kamoto Joint Venture Agreement and a lease contract ("contrat d'amodiation") N(degree) 716/10518/SG/GC/05 dated 18 October 2005 (the KCC Lease Agreement), KCC has been granted by Gecamines a lease authorising KCC to exercise the mining rights held by Gecamines under the part of the EP525 covered by the KCC Lease Agreement (subject to the Mining Code and the Kamoto Joint Venture Agreement). The KCC Lease Agreement is made for a term of 30 years renewable by mutual agreement in accordance with the terms of the Kamoto Joint Venture Agreement.

By Minsterial Order N(degree) 1020 dated 17 February 2006, the area covered by EP525 was reduced to 176 carres and the balance of EP 525 converted into multiple EPs. The area covering the T17 deposit is now situated on two carres within EP4958.

By Ministerial Decree N(degree)3187/CAB.MIN.MINES/01/2007 of 19 September 2007, EP525 was further split at the request of Gecamines into two different permits, namely EP525 consisting of 20 carres and EP8841containing most of the balance.

Gecamines has taken the view that the only areas to be leased to KCC were the mining zones of the Kamoto, Dikuluwe, Mashamba East and West, and T17 deposits. In consequence of this, by Ministerial Decree N(degree) 3308/CAB.MIN.MINES/01/2007 of 28 December 2007, Gecamines has had the area of EP525 further reduced, without KCC's prior approval, to 13 carres. Although the perimeter of EP525, as reduced to 13 carres, together with two carres in EP4958, covers the Kamoto, Mashamba East and T17 deposits and mining zones, additional areas are required for dumps, storage and tailings. This is a matter which has been the subject of discussion with Gecamines for some time and has been agreed in principle to be resolved as set out below under "Proposed Amendments".

Although it is clear under article 6.9 of the Kamoto Joint Venture Agreement that Gecamines is not entitled to grant to a third party rights in the concession area granted to KCC without having obtained KCC's prior consent, KCC is aware that Gecamines has granted certain third parties rights over areas which KCC maintains are covered by the KCC Lease Agreement but none of these grants has to date interfered with KCC's operations. Gecamines has now agreed in principle that the exploitation permits covering the deposits be transferred to KCC. In addition it is proposed that the Necessary Surfaces (as defined below) and installations and equipment rented from Gecamines by KCC, following the merger with DCP, will be provided to KCC free from third party rights.

Given the changes made by Gecamines to EP525, and the disagreement with KCC which resulted therefrom, the perimeter corresponding to the area covered by KCC Lease Agreement has not been registered with the CAMI.

Pursuant to the Concession Release Agreement, Gecamines and KFL agreed that KCC would release the Dikuluwe and Mashamba West deposits covering an area of 7 carres contained in EP9681, which had been removed from EP525 pursuant to the above mentioned Ministerial Decree N(degree) 3308/CAB.MIN.MINES/01/2007 of 28 December 2007. Following this release, EP525, as reduced to 13 carres, only covers the deposits of Kamoto and Mashamba East.

As part of the Concession Release Agreement, Gecamines agreed (i) to transfer to KCC the EPs covering the areas leased under the KCC Lease Agreement and (ii) that KCC would receive an area sufficient for the good functioning of its operations, including space for dams and the sites for tailings. The parties also agreed that an amount shall be paid for this transfer, which amount is now agreed in principle to be covered by the amount of the pas de porte payment (see further below).

EP525 has been renewed until 29 August 2022, pursuant to Ministerial Decree N(degree). 3180/CAB.MIN.MINES/01/2007 of 30 August 2007 and EP4958 has been renewed until 3 April 2024 pursuant to Ministerial Decree
N(degree)3215/CAB.MIN.MINES/01/2007 of 21 September 2007.

Gecamines has a tailings exploitation permit N(degree) PER 9683 covering the 13 carres now covered by the EP525 although there are no old tailings on this specific area which would interfere with production from this area.

In addition to the KCC Lease Agreement, Gecamines has, pursuant to the Kamoto Joint Venture Agreement, leased to KCC exclusive rights to use all processing facilities existing on the KCC-concession areas (including the Kamoto and Dima concentrators, and Luilu plant facilities, together with all their infrastructure and surface), and all mobile equipment. It has been agreed with Gecamines in principle that all installations and infrastructures within the perimeter of the KCC-concession areas, to the extent required, shall be rented by Gecamines to KCC (following its merger with DCP) with rental being covered by the royalties agreed between Gecamines and KCC.


KCC: Mineral and Surface Rights

        ------------------------------------------------------------------------------------------
        Property               Exploitation  Rights Granted  Held By Area of Title    Valid Until
                               Permit Number
        ------------------------------------------------------------------------------------------
        T17 Mine              EP4958         Cu, Co and      KCC     2 blocks         03/04/2024;
                                             associated              1.70km(2)        renewable
                                             minerals
                                             + Use of Surface

        Kamoto and Mashamba   EP525          Cu, Co and      KCC     13 blocks,
        East Mines                           associated              11.04 km(2)      03/04/2024;
                                             minerals                                  renewable
                                             + Use of Surface


DCP rights

Pursuant to the DCP Joint Venture Agreement, Gecamines agreed to transfer certain exploitation permits to DCP and to grant DCP a lease and certain contractual rights over certain facilities. These exploitation permits cover copper, cobalt and associated mineral substances. The land under these exploitation permits comprised, at the time of execution, 32 carres and covered the copper and cobalt deposits of KOV, Kananga and Tilwezembe.

The ownership of the following exploitation permits have been assigned by Gecamines to DCP:

  o Exploitation Permit n(degree) 4961 was assigned by Gecamines to DCP pursuant to a deed of assignment dated 13 January 2006, registered with the CAMI on 2 March 2006. This Exploitation Permit consists of 10 carres, which comprise the KOV area;

  o Exploitation Permit n(degree) 4960 was assigned by Gecamines to DCP pursuant to a deed of assignment dated 13 January 2006, registered with the CAMI on 2 March 2006. This Exploitation Permit consists of 13 carres, which comprise the Kananga area;

  o Exploitation Permit n(degree) 4963, was assigned by Gecamines to DCP pursuant a deed of assignment dated 13 January 2006, registered with the CAMI on 2 March 2006. This Exploitation Permit consists of 9 carres, which comprise the Tilwezembe area,

         (together the DCP Exploitation Permits).

All the DCP Exploitation Permits expire on 3 April 2009. Application has been made for their renewal until 2024 and this is in progress. .

The application for renewal of an EP may only be refused for a limited number of reasons expressly set out in the Code, including in particular:

|X|   Failure to pay surface charges,

|X|   Failure to demonstrate adequate remaining resource;

|X|   Insufficient financial capability of the titleholder and;

|X|   Failure to update environmental documentation.

The principal relevant ground for which an EP may be forfeited is due to failure by the titleholder to pay the surface area fees per carre due pursuant to the Mining Code(1). A mining titleholder is liable to pay annual surface fees per carre.

Gecamines has, pursuant to the DCP Joint Venture Agreement, granted to DCP exclusive rights to the rights attached to sites ancillary to the DCP Exploitation Permits, together with the processing facilities existing on the DCP concession areas, as well as the Group West concentrator treatment plant, the electro-refining plant known as "Luilu extension P2", the installations known as "Siege" in Group West, the waste sites and the Luilu hydro-metallic treatment plant, the Kov conveyor, the other equipment at KZC, together with all their infrastructure and surface, and all mobile equipment.

It has been agreed with Gecamines in principle that all other installations currently used by DCP within the DCP Exploitation permits or the Necessary Surfaces, to the extent required, shall be rented by Gecamines to KCC (following its merger with DCP) with rental being covered by the royalties agreed between Gecamines, KCC and DCP. It has been agreed that the Kolwezi Concentrator will be released for the benefit of Gecamines, and that Gecamines will re-engage its former employees.



--------------------------------
(1) Art. 286 and 289 of the Code

DCP: Mineral and Surface Rights
                Exploitation                            Area of
   Property      Permit Number Rights Granted   Held By  Title      Valid Until
   ----------------------------------------------------------------------------
                              Cu, Co and                9
   Tilwezembe   EP4963         associated       DCP      blocks,    03/04/2009;
    Mine                       minerals                 7.64 km2      renewable
                              + Use of Surface
                              Cu, Co and                13
   Kananga Mine EP4960         associated       DCP      blocks,    03/04/2009;
                               minerals                 11.04         renewable
                              + Use of Surface           km2
                              Cu, Co and                10
   KOV Mine     EP4961         associated       DCP      blocks,    03/04/2009;
                               minerals                 8.49 km2      renewable
                              + Use of Surface
   ----------------------------------------------------------------------------

         Proposed Amendments

         In connection with the DRC Commission Review as referred to below and in consequence of the merger of Katanga and Nikanor PLC, Gecamines, KFL Limited, KCC, DCP and GEC are currently finalizing the negotiations for the Amended JV Agreement to reflect the proposed merger of DCP into KCC which will result in the amendment to the Kamoto Joint Venture Agreement and termination of the DCP Joint Venture Agreement. As part of these discussions, it has been agreed between Gecamines, KFL Limited and GEC (subject to final agreement in the Amended JV Agreement) that:

                (a) The whole of EP525 (comprising 13 carres) and part of EP 4958 (comprising 2 carres containing the T17 deposit) shall be transferred to KCC following completion of the merger with DCP. The Kamoto, Mashemba East and T17 deposits and any extensions of these deposits which are within the perimeter of EP525 and the 2 carres of EP 4958 to be transferred, shall be for the sole benefit of KCC.

                (b) The DCP Exploitation Permits shall be transferred to KCC following completion of the merger with DCP. In addition, one carre of EP7044 (being an extension of the Kananga deposit) shall be transferred by Gecamines to KCC (following such merger) once the holder of EP652 has released the carre to be transferred from its tailings, or earlier if KCC has agreed to grant an easement to the holder of EP652.

                (c) The perimeter of the merged KCC/DCP concession area will contain the surface necessary for the proper operation of the current activities of KCC, including the spaces for the dams, the future tailings produced by the current activities of KCC, the plants and other necessary premises, as well as the storage areas (the Necessary Surfaces).

                It has been agreed that the Necessary Surfaces will be sourced from EP 8841 held by Gecamines and from one carre close to the T17 deposit. Easements shall be granted to enable KCC to establish and maintain operating facilities for the KOV belt. An ad hoc commission, comprising technical representations from Gecamines and KCC/DCP, shall consider and determine the source of the Necessary Surfaces and easements. Once they have been determined, KCC shall fund an independent contractor to determine whether the surfaces identified contain any mineral reserves. Provided no reserves are discovered, the relevant surfaces shall be converted into multiple exploitation permits (where required) and shall be transferred (or, in the case of the carre close to T17, leased) to KCC, following its merger with DCP. Should any reserves be discovered in the identified surfaces, the reserves shall be transferred to KCC and shall count as replacement reserves under the terms of the Concession Release Agreement.

                As part of the proposed amendment it has been agreed that upon the winding up or liquidation of KCC the mining rights and titles of KCC shall revert to Gecamines without further consideration.

DRC Mining Review

In April 2007, a commission (the "Commission") was formed by the DRC
Government to review approximately sixty (60) mining agreements entered into by para-statal companies of the Congolese government. The Kamoto Joint Venture Agreement and the DCP Joint Venture Agreement were included in the mining agreements to be reviewed.

The Commission provided its conclusions in its report made public in November 2007.

KCC and DCP were notified on 11 February 2008 by the DRC Ministry of Mines of the objections and requirements regarding their partnerships with Gecamines further to the above-mentioned November 2007 report.

In July 2008, Gecamines and KFL entered into a memorandum of understanding under which certain amendments were agreed to be reflected in an amended joint venture agreement and the parties agreed to the merger of KCC and DCP.

In August 2008, the DRC Ministry of Mines issued terms of reference for the renegotiations and/or termination of the mining contracts entered into by KCC and DCP.

Following a number of meetings during the course of the last quarter of 2008 and the first quarter of 2009, the parties are currently negotiating the final terms of the Amended JV Agreement. Until the Amended JV Agreement is finalised and becomes effective, the parties are operating under the existing joint venture agreements.

Royalties duties and other fees

(a) Royalties payable to the DRC State

The holder of a mining exploitation title is subject to mining royalties which are calculated on the basis of the amount of sales minus the costs of transport, analysis concerning the quality control of the commercial product for sale, insurance and costs relating to the sale transaction. The royalties are due upon the sale of the product. The mining royalties are 2% for non-ferrous metals.

(b) Surface rights payable to the DRC State

Under Article 198 of the Mining Code, KCC and DCP are required to pay surface rights fees of US$5 per hectare per year or US$424.78 per carre for exploitation permits.

Additional surface fees are payable by KCC and DCP as holder of an exploitation mining right to the central government of the DRC pursuant to
Article 238 of the Mining Code at the rate of US$0.08 per hectare.

(b) Royalties payable to Gecamines

Under the Kamoto Joint Venture Agreement, KCC shall pay Gecamines for the use of the equipment and facilities a sum equal to two percent (2%) of the net sales proceeds realized during the first three (3) annual periods and one and a half percent (1.5%) of the net sales proceeds thereafter.

Under the DCP Joint Venture Agreement, DCP shall pay Gecamines for the transfer of the DCP Exploitation Permits and the use of the ancillary sites and processing installations a sum equal to two percent (2%) of the net sales proceeds realized during the first four (4) years and one and a half percent (1.5%) of the net sales proceeds thereafter.

Under the MOU it was agreed that the royalty rate for equipment and facilities provided by Gecamines as well as for ore reserve depletion will increase from 1.5% to 2.5% of net revenues. It has been agreed in principle that these royalties will cover all use of the equipment and facilities and the consumption and depletion of the deposits. "Net revenues" have been agreed to be defined as the same basis as calculation of royalties under the Mining Code, namely sales less transportation costs, quality control costs, insurance costs and the marketing costs.

(c) Pas de porte

A "pas de porte" ("entry premium") payment shall be payable by KFL/GEC to
Gecamines   for  the  access  to  the   project.   The  total  amount  shall  be
US$140,000,0000, the payment of which will be completed as follows:

(i) US$5 million previously paid by GEC to Gecamines as a loan, being converted into a pas de porte and therefore non-refundable;

(ii) US$135 million to be paid by KFL. This will comprise (a) US$ 24.5 million to be paid by way of set-off against the amount of the advance to be granted by KFL to Gecamines for payment of the subscription price (as described above); (b) US$5 million to be paid within ten days of entry into the amended and restated joint venture agreement; and (c) US$10 million on an annual basis between 2009 and 2011 and US$15 million on an annual basis between 2012 and 2015, with a final payment in 2016 of US$15.5 million. The parties have agreed that these amounts shall be paid without any deductions or set off.

No further pas de porte will be payable in respect of the replacement reserves to compensate for the release of Dikuluwe and Mashamba West; however, any additional tonnage brought by Gecamines to the Merged JV after the released deposits have been fully compensated will incur a new pas de porte payment of US$ 35 per tonne of copper.

(d) In addition there is a requirement to pay customs duties and taxes in accordance with the law.

                                    DIVIDENDS

The Corporation has paid no dividends on its Common Shares since incorporation and the Corporation does not anticipate paying dividends on its Common Shares for the foreseeable future. Payment of any future dividends will be at the discretion of the Board after taking into account many factors, including the Corporation's operating results, financial condition and current and anticipated cash needs.


                          DESCRIPTION OF SHARE CAPITAL

Common Shares

The authorized share capital of Katanga consists of 1,000 common shares with a par value $12.00 each and 5,000,000,000 common shares with a par value of $0.10 each. As at the date hereof, there were 206,320,802 Common Shares issued and outstanding.

Each Common Share carries one vote at all meetings of Shareholders, participates rateably in any dividend declared by the directors and carries the right to receive a proportionate share of the assets of Katanga available for distribution to holders of Common Shares in the event of a liquidation, dissolution or winding-up of Katanga. The holders of Common Shares have no pre-emptive or conversion rights.

Notes

The following Notes are outstanding as of the date of this AIF. The Notes are subject to the provisions of the Note Indenture. See "General Development of the Business of Katanga - 2006 Developments" and "Material Contracts".

      Principal Amount of Notes                   Maturity Date
      CDN$124,835,950                             November 30, 2013

Warrants

The following Warrants are outstanding as of the date of this AIF. The Warrants are exchangeable for an equal number of Common Shares prior to the Expiry Date upon payment of the exercise price per Common Share in accordance with the terms of the Warrant Indenture. See "General Development of the Business of Katanga - 2006 Developments" and "Material Contracts".

  Number of Warrants        Exercise Price            Expiry Date
       3,966,400               CDN$8.50            November 20, 2011

                        MARKET FOR SECURITIES OF KATANGA

The Common Shares, Notes and Warrants are listed and posted for trading on the TSX under the symbols KAT, KAT.NT and KAT.WT, respectively. The following table sets out the historical high and low prices for trades and the monthly volume of trading of the Common Shares, Notes and Warrants, respectively, as reported by the TSX for the applicable periods indicated. The Common Shares began trading on the TSX on June 28, 2006 and the Notes and Warrants began trading on the TSX on November 20, 2006.

Trading Price and Volume on the TSX

                                   Common                                     Notes                             Warrants
                                    Shares                                    -----                             ---------
                                    ------
                   ---------------------------------------------------------------------------------------------------------------
                   High (CDN$)       Low          Volume       High (CDN$)     Low      Volume    High (CDN$)      Low      Volume
                   -----------       ---          ------       -----------     ---      ------    -----------      ---      ------
                                    (CDN$)                                   (CDN$)                              (CDN$)
                                    ------                                   ------                              ------
2008   January        18.90          1301          10,187,084     99.90       96.00       293,300    11.50        7.60        98,100
       February       17.57         12.26           8,243,401     98.00       95.00       568,400    10.64        6.10        51,500
       March          17.24         12.51           4,750,804     98.00       95.50     3,605,600    9.60         6.59        42,600
       April          15.79         12.84          3,677,0.13     99.95       96.01       437,500    8.10         6.60        54,900
       May            13.56         10.22           8,939,869     98.10       95.00     2,650,200    7.14         4.13       120,900
       June           14.89         12.68           4,139,028     99.95       96.00     3,554,300    7.50         6.10       153,700
       July           13.40          7.65           9,073,420     96.00       95.00       312,000    5.98         3.45       110,100
       August         11.99          8.15           4,591,694     95.01       90.01        52,000    4.79         3.19        87,200
       September      11.50          4.75          10,299,424     93.50       89.00       574,800    4.17         1.20       116,500
       October        5.20           1.13          14,252,929     92.00       84.00       421,100    1.21         0.255      657,100
       November       1.58           0.22          13,509,245     83.50       50.00       464,000    0.23         0.02       410,000
       December       0.80           0.26          8,428,2020     58.00       50.00     2,301,000    0.07         0.015      530,600
2009
       January        0.57           0.30           6,413,415     54.70       50.00       484,700    0.075        0.03        73,700
       February       0.49           0.34           4,118,192     59.00       45.00     2,390,200    0.05         0.03        47,000


Prior Sales

Reference is made to the New Facility discussed under "General Development of the Business of Katanga - Recent Developments--Amendment and Restatement of Former Loan Facility".

                             DIRECTORS AND OFFICERS

Name, Occupation and Security Holdings

 The following table sets forth the directors and executive officers of the Corporation, their present principal occupation, the month and year each became a director and/or executive officer and their beneficial holdings of Common Shares. Each director holds office until the close of the first annual meeting of shareholders of the Corporation following each director's election unless their office is earlier vacated in accordance with the Corporation by-laws.

------------------------------------------------------------------------------------------------------------------------------
                                                                                                            No. of Common
                                                                                                                Shares
                                                                                                             beneficially
  Name, Province or State &      Present principal occupation if different from       Month and Year            owned,
   Country of Residence and       office held and principal occupation for the            became            controlled or
    position with Katanga                        past five years                     Director/Officer          directed
------------------------------------------------------------------------------------------------------------------------------

 George A. Forrest (3)           Chief Executive Officer, George Forrest              November, 2005          18,800,000
 Lubumbashi, Democratic         International S.A. (private industrial company)
 Republic of Congo              since October, 1996. President,
 Director                       Administrator-Manager, Entreprise Generale Malta
                                Forrest SPRL since October, 1997. Counsel
                                President and Delegated Administrator,
                                Cimenterie de Lukala SARL since April, 1992.
                                Counsel President and Delegated Administrator
                                Interlacs SARL since April, 1992. Counsel
                                President and Delegated Administrator, Agrifood
                                SPRL, since August, 1991. President and
                                Administrator- Manager New Baron Leveque
                                International Afrique SPRL since November, 1989.
                                Counsel President, Centre Medical de la
                                Communate since November, 2001. Counsel
                                President, Miniere de Musoshi et Kinsenda SARL,
                                since March, 2003 to 2005. Counsel President,
                                Compagnie Miniere du Sud Katanga SPRL since
                                June, 2003. President Kamoto Copper Company SARL
                                since October, 2005. Director, Kamoto Operating
                                Limited since November, 2005.

------------------------------------------------------------------------------------------------------------------------------
 Malta D. Forrest(3) (4) (6)    Various senior positions with George Forrest            July, 2006             419,000
 Lubumbashi, Democratic         International S.A. and Enterprise Generale Malta
 Republic of Congo              Forrest SPRL from October 1997 to date.
 Director
------------------------------------------------------------------------------------------------------------------------------
 Robert Wardell(1)(2)(3)        Director of the Corporation and of Allied Nevada        July, 2006               Nil
 Toronto, Ontario               Gold Corp., Phoenix Coal Inc. and Nuinsco
 Director                       Resources Limited.  Vice-President, Finance and
                                Chief Financial Officer of Victory Nickel Inc.
                                from February 1, 2007 to December 2008.
                                Consultant from June, 2006 to February 2007 and
                                Senior Partner from 1986 to May, 2006, Deloitte
                                & Touche, LLP.
------------------------------------------------------------------------------------------------------------------------------
 Hugh Stoyell(4)                Consultant to Siyanda Coal (Pty) Limited from          January, 2008             Nil
 Johannesburg, Republic of      September 2006 to present.  Non-executive
 South Africa                   Director of Sentula Mining Limited from September
 Director (Chairman)            2005 to present.  Retired from Duiker Mining
                                Limited in February 2003 after serving as
                                Managing Director from April 1992, as Managing
                                Director and Chairman from June 2000 and as
                                Non-Executive Chairman from May 2002 to February
                                2003.
------------------------------------------------------------------------------------------------------------------------------
 Terry Robinson(1)(2) (3)       Non-executive  director  of Evraz  Group SA since      January, 2008             Nil
 Bucks, United Kingdom          April  2005;  Non-executive  directors,  Highland
 Director                       Gold PLC since July 2008;  Non-executive director
                                of Nikanor from July 2006 to January 2008;
                                managing director of Interactive Records
                                Management Ltd. from September 2004 - January
                                2007.
------------------------------------------------------------------------------------------------------------------------------
 Rafael Berber(2)               Managing  partner,  RP  Capital  Group from April      January, 2008        47,795,722(5)
 London, United Kingdom         2004 to present and  Director of various RP Group
 Director                       entities.  Various  roles with  Merrill  Lynch to
                                April 2004.
------------------------------------------------------------------------------------------------------------------------------
 Stephen Oke(1)(2) (3) (4)      Non-executive director of BSG Resources Ltd.           January, 2008             Nil
 (6)                            from June 2007; non-executive director of
 Surrey, United Kingdom         Nikanor from June 2007 to January 2008;
 Director                       non-executive director of International
                                Ferrometals from November 2005; non-executive
                                director of Kazakh Gold Ltd. from September 2005
                                to October 2007; head of International Corp.
                                Finance, Standard Bank from 2001 to July 2005.
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
 Aristotelis Mistakidis(3)(6)   Various positions with Glencore  International AG      January, 2008             Nil
 (6)                            since July 1993, including directorships of
 Walchwil, Switzerland          Glencore International AG, Glencore AG, Mopani
 Director                       Copper Mines Limited, Recyclex S.A. and
                                Portovesme S.R.L.
------------------------------------------------------------------------------------------------------------------------------
 Steven Isaacs(6)               Interim Chief Executive Officer of the                 October, 2008             Nil
 Zug, Switzerland               Corporation  since  October  2008. Director  of
 Interim Chief Executive        Glencore Finance AG from September 2003 to
 Officer                        present.  Director  of  Mopani  Copper  Mines Plc
                                from before 2003 to October 2008. Alternate
                                Director of Minara Limited from before 2003 to
                                December 2008
------------------------------------------------------------------------------------------------------------------------------
 Nick Brodie                    Chief Financial  Officer of the Corporation since      December, 2008           9,617
 London, United Kingdom         December   2008.   Director,   Finance   of   the
 Chief Financial Officer        Corporation  from  November  2006 until  December
                                2008. Chief Financial Officer of Cinergy Global
                                Resources Inc. from November 2004 until November
                                2006. Head of Finance at Cinergy Global Trading
                                Ltd. from November 2001 until October 2004.
------------------------------------------------------------------------------------------------------------------------------
 Tim Henderson                  Interim   Chief   Operating    Officer   of   the      October, 2008             Nil
 Perth, Scotland                Corporation   since   October   2008.   Executive
 Interim Chief Operating        Director  of   Operations,   Africa  at  Glencore
 Officer                        International AG from March 2008 to present.
                                Chief Executive Officer of Mopani Copper Mines
                                Plc from January 2002 until March 2008.
------------------------------------------------------------------------------------------------------------------------------
 Anu Dhir                       Vice-President,  Corporate Development and             January, 2006            35,000
 London, United Kingdom         Company Secretary of Katanga since January,
 Vice-President, Corporate      2006. Between 2003 and 2006, Vice-President,
 Development and Company        Business Development of CC Capital Partners Inc.
 Secretary                      Between 2002 and 2003, Vice-President of Tengtu
                                International Corp.
------------------------------------------------------------------------------------------------------------------------------

Note:
(1) Member of the Audit Committee. Mr. Wardell is the Chairman of the Audit Committee.
(2) Member of the Compensation Committee. Mr. Berber is the Chairman of the Compensation Committee.
(3) Member of the Corporate Governance Committee. Mr. Oke is the Chairman of the Corporate Governance Committee.
(4) Member of the Health, Safety, Social & Environmental Committee. Mr. Oke is the Chairman of the HSS&E Committee.
(5) Held by entities in respect of which Mr. Berber serves as a director.
(6) Member of the Technical Oversight Committee. Mr. Mistakidis is the Chairman of the Technical Oversight Committee.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

 No director or executive officer:

 (a) is, as at the date of this AIF, or has been, within 10 years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including the Corporation) that, while that person was acting in that capacity;

         (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

         (ii) was subject to an event that resulted, after the director, chief executive officer or chief financial officer, ceased to be a director or chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

         (iii) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

 (b) has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder;

other than as described below:

1. On December 16, 2004 the Court of Appeals of Douai issued a cease trade and liquidation order against, amongst others, Metaleurop SA of which Mr Mistakidis was a director. On November 24, 2005, the Commercial Court of Paris adopted the continuation plan presented by Metaleurop SA and the court-ordered reorganization ended and trading resumed on February 3, 2006. Metaleurop SA now operates under the name Recyclex SA; and

2. Mr. Robinson is a chartered accountant, and has been involved in corporate restructuring of companies since January 1992. As part of this work, from time to time he was appointed director of a number of companies which were then liquidated by courts, creditors or otherwise. Mr Robinson was a director of Union International plc and a subsidiary, W.D.L. (UK) Limited. Union International plc was compulsorily liquidated on January 31, 1996 and W.D.L. (UK) Limited entered into a creditors' voluntary liquidation on July 6, 2002. Mr Robinson was a director of Albert Fisher Group plc and a number of its subsidiaries until his resignation on April 23, 2002. On June 18, 2002, AFG (WW) Ltd. and Hunter Saphir Ltd were ordered into receivership. Fisher Foods Limited entered into a creditors' voluntary liquidation on August 14, 2002. SPI plc and Albert Fisher Group plc itself entered into administrative receivership on August 22, 2002.

Other than as described below, no proposed director of the Corporation has:

(i) been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii) been subject to any other penalties or sanctions imposed by a court or regulatory body, that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Mr. Stoyell is currently a member of the board of directors of Sentula Mining Ltd. (formerly Scharring Mining Ltd.) ("Sentula"). Shortly after, Mr. Stoyell joined the Sentula board, the South African Financial Services Board ("FSB") and the Johannesburg Stock Exchange ("JSE") began investigating allegations of insider trading by some of the former and one of the current directors of Sentula. The FSB fined Sentula for events of insider trading that had taken place prior to Mr. Stoyell joining the board.

On September 11, 2008, the board of directors of Sentula requested that the JSE suspend the trading of its shares following the detection of material financial irregularities, alleged to have occurred while the former chief executive officer and the former chief financial officer were executive officers of the company for the financial year ended March 31, 2008. The suspension was requested as Sentula could not release its audited annual financial statements within the requisite period allowed by the JSE until the financial irregularities had been fully investigated and accounted for. The suspension was lifted once the audited accounts were published and the irregularities were brought to the attention of the JSE, the FSB and the shareholders. Trading under a cautionary announcement recommenced on December 17, 2008 and was subsequently lifted on March 5, 2009.

As at the date hereof, the directors and executive officers of Katanga, as a group, beneficially own, directly or indirectly, or exercise control or direction over 67,049,722 Common Shares or approximately 32.5% of the issued and outstanding Common Shares.

Conflicts of Interest

To the best of the Corporation's knowledge, and other than as disclosed herein and below, there are no known existing or potential conflicts of interest between the Corporation and any directors or executive officers of the Corporation and its subsidiaries, except that:

(a) certain of the directors and officers serve as directors, officers, promoters and members of management of other public companies and therefore it is possible that a conflict may arise between their duties as a director or officers of the Corporation and their duties as a director, officer, promoter or member of management of such other companies.

(b) Mr. George Forrest is a significant shareholder of KOL and a director of Katanga. Pursuant to the Kamoto Operating Limited Operating Agreement, KOL provides services to KCC in the planning and conduct of exploration, development, mining, processing and related operations with respect to the Kamoto Property. Reference is made to Management's Discussion and Analysis ("MD&A") for the year ended December 31, 2008 for a further description of the relationship between KOL and the Corporation. The Corporation is currently negotiating with the shareholders of KOL to acquire 100% ownership of KOL.

(c) Mr. George Forrest is the owner and a director and Mr. Malta Forrest is a director of Enterprise Generale Malta Forrest SPRL ("EGMF") (each of whom are also shareholders and directors of the Corporation) which has contractual obligations with Kamoto Operating Limited, on behalf of KCC, relating to mine development, construction and mining at the Kamoto Property. During the year ended December 31, 2008 a total of $29,417,000 was paid to EGMF for goods and services. Reference is made to the annual financial statements of the Corporation for the year ended December 31, 2008 for a further description of services provided by EGMF.

(d) A company affiliated with Cosaf Limited, a major shareholder of the Corporation, which is represented on the Board by Mr. Berber, has an interest in DEM Mining SPRL ("DEM"). The Corporation has an agreement with DEM to drill, mine and transport ore from the Tilwezembe mine to the crusher at the KZC plant. Purchases from DEM in 2008 totalled US$37,875,000.

(e) Stephen Oke, a director nominated to the Board by Oakey Invest Holdings Inc., is also a director of BSG Resources, an affiliate of Oakey Invest Holdings Inc. The Corporation understands that until recently BSG Resources and its affiliates had an interest in DEM and continues to have an interest in Bateman Engineering NV. The Corporation has an agreement with DEM to drill, mine and transport ore from the Tilwezembe mine to the crusher at the KZC plant. Purchases from DEM in 2008 totaled US$37,875,000. Purchases from Bateman Engineering NV in 2008 amounted to US$26,129,000.

(f) One of the directors of the Corporation, Aristotelis Mistakidis, is the appointee representative of, one of the directors, Hugh Stoyell was appointed Chairman by, Glencore Finance pursuant to the Relationship Agreements (as hereinafter defined) and one of the directors of the Corporation, Raphael Berber, is the appointee of Cosaf Limited, each of which are lenders or affiliates of lenders under the New Facility. See "General Development of the Business of Katanga - Recent Developments - Amendment and Restatement of Former Loan Facility" and "Interest of Management and Insiders in Material Transactions".

(g) The Corporation understands that Glencore, Ruwenzori Limited and Cosaf Limited entered into a co-operation and voting agreement (the "Co-operation Agreement") in relation to the Corporation, which is intended, amongst other things, to ensure that the parties exercise their respective rights as shareholders in the Corporation in a co-ordinated manner. The Corporation understands from public filings that the Co-Operation Agreement was terminated effective February 9, 2009.

(h) Steven Isaacs is seconded to the Corporation as Interim Chief Executive Officer, as per the agreement dated October 2, 2008 between Glencore and the Corporation. The secondment period commenced on October 2, 2008 and shall continue until March 31, 2009 or until terminated by either party in accordance with the terms of the agreement. The Corporation pays a monthly fee to Glencore of $62,500 plus value added tax, for the provision of services as detailed in the agreement. Mr Isaacs is entitled to claim expenses which are incurred as a direct result of the provision of the services and in accordance with the policy of the Corporation.

The directors and officers of the Corporation are aware of the existence of laws governing accountability of directors and executive officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and the Corporation will rely upon such laws in respect of any directors' and officers' conflicts of interest or in respect of any breaches of duty by any of its directors or officers.

The terms of the agreements with related-parties are entered into on the basis of being competitive with those of other third parties. The competitive analysis includes review of the charges and fees, the technical capacity, financial capacity, experience level and timeliness of performance by potential service providers. See also "Interest of Management and Insiders in Material Transactions" below.

                  LEGAL PROCEEDINGS AND REGULATORY PROCEEDINGS

There are no material legal proceedings or pending legal proceedings to which the Corporation is or is likely to be a party.

          INTEREST OF MANAGEMENT AND INSIDERS IN MATERIAL TRANSACTIONS

No insider, director, executive officer or any associate or affiliate of such persons had any material interest, direct or indirect, in any transaction, within the three most recently completed financial years or has had any material interest, direct or indirect, in any transaction during the current financial year or in any proposed transaction which has materially affected or will materially affect the Corporation, other than as disclosed herein, in the Corporation's audited financial statements and related MD&A for the year ended December 31, 2008 and the management information circular (the "2009 Circular") for the annual general meeting of shareholders of the Corporation currently scheduled to be held in Toronto, Ontario on May 6, 2009:

(a) EGMF, a company controlled by a director of the Corporation, has a contractual relationship in relation to mine development, construction and mining at the Kamoto Property. See "Directors and Officers - Conflicts of Interest" above. Reference is also made to the annual financial statements of the Corporation for the year ended December 31, 2008 for a description of the services provided by EGMF.

(b) The Corporation and Glencore Finance entered into the Off-take Agreement under which Glencore Finance will buy 100% of the Corporation's annual copper and cobalt production at market terms.

(c) As part of the terms of the approval of the Merger by certain of the major shareholders of Nikanor and the Corporation (collectively, the "Major Shareholders"), it was agreed between the Corporation and each of the Major Shareholders pursuant to the terms of the relationship agreements ("Relationship Agreements") that the Major Shareholders will have certain appointment and nomination rights in respect of directors of the Corporation.

         In particular, George Forrest has the right to appoint two non-executive directors; Glencore Finance one non-executive director; the Cosaf Limited and Pitchley Properties Limited (taken together) one non-executive director and Oakey Invest Holdings Inc. one non-executive director.

         Since Arthur H. Ditto has ceased to be the President and Chief Executive Officer of the Corporation effective October 1, 2008, Glencore Finance has the right to nominate (but not remove) the Chief Executive Officer, and in the event that Hugh Stoyell ceases to be the Chairman, George Forrest shall have the right to nominate (but not remove) the Chairman. Such nominations are subject to confirmation by the Nomination Committee of the board of directors of the Corporation. George Forrest will also be given the right to appoint the Non Executive Chairman of DCP and KCC.

         The rights of the Major Shareholders as set out above to nominate and/or appoint director(s) is subject to them and their associates holding certain minimum interests in the Corporation, being 5% in the case of each of George Forrest and Glencore Finance and 10% in respect of (i) each of the RP Capital Entities and Pitchley Properties Limited (taken together) and (ii) Oakey Invest Holdings Inc.

         These Relationship Agreements were entered into between the Corporation and the Major Shareholders, to take effect on the Effective Date.

(d) Pursuant to the terms of his change of control agreement as more particularly disclosed in the 2009 Circular, Mr. Arthur Ditto, former Chairman, President, Chief Executive Officer and director of the Corporation, received a change of control payment in the amount of US$4,490,417 167 as a result of his resignation in October 2008.

(e) Pursuant to the terms of his change of control agreement as more particularly disclosed in the 2009 Circular, Mr. Stephen Jones has earned, but has not yet been paid, a change of control payment and repatriation allowance in the amount of US$2,268,167 as a result of his resignation in December 2008.

(f) Pursuant to the terms of her change of control agreement as more particularly disclosed in the 2009 Circular, Ms. Anu Dhir has earned, but has not yet been paid, a change of control payment and repatriation allowance in the amount of US$1,366,959 as a result of negotiations with the Corporation. US$100,000 of this amount has been paid to date.

(g) Pursuant to the terms of his change of control agreement as more particularly disclosed in the 2009 Circular, Mr. Allan Schoening, a former officer of the Corporation, has earned, but has not yet been paid, a change of control payment and repatriation allowance in the amount of US$1,986,927 as a result of his resignation in December 2008. US$100,000 of this amount has been paid to date.

(h) Pursuant to the terms of his change of control agreement as more particularly disclosed in the 2009 Circular, Mr. Brett Richards, a former officer of the Corporation, has earned, but has not yet been paid, a change of control payment and repatriation allowance in the amount of US$1,368,984 as a result of his resignation in February 2009.

See also "Directors and Officers - Conflicts of Interest" above and "Additional Information" below.

                     AUDITORS, REGISTRAR AND TRANSFER AGENT

PricewaterhouseCoopers LLP, Chartered Accountants located at Royal Trust Tower, 77 King Street West, Suite 3000, Toronto, Ontario are the auditors of the Corporation.

The registrar and transfer agent of the Common Shares is Equity Transfer & Trust Company ("Equity") located at 200 University Avenue, Suite 400, Toronto, Ontario.

                               MATERIAL CONTRACTS

The only contracts entered into by the Corporation, other than in the ordinary course of business, within the financial year ended December 31, 2008 or before such time that are still in effect, are as follows:

(a) The Kamoto Joint Venture Agreement. See "General Development of the Business of Katanga - Kamoto Joint Venture".

(b) The DCP Joint Venture Agreement. See "General Development of the Business of Katanga - DCP Joint Venture".

(c) The Concession Release Agreement. See "General Development of the Business of Katanga - Concession Release Agreement" and "Combined KCC/DCP Joint Venture Agreement".

(d) The Relationship Agreements between the Corporation and each of the Major Shareholders. See "Interest of Management and Insiders in Material Transactions".

(e) The Glencore Off-take Arrangements between Nikanor and Glencore International AG pursuant to which Glencore will buy and take delivery on a take or pay basis of 100% of the quantity of copper and cobalt produced annually from the KOV, Tilwezembe and Kananga open pit mines (subject to existing contracts) and any new mines acquired and/or developed by the Corporation (subject to existing contracts in respect of a newly acquired mine). The Glencore Off-take Arrangements in respect of the former Nikanor assets have not yet been ratified by DCP. See also "Interest of Management and Insiders in Material Transactions".

(f) The Off-take Agreements. See "General Development of the Business of Katanga - 2007 Developments - The Glencore Finance Off-take Agreements".

(g) The Amendment and Restatement Agreement. See "General Development of the Business of Katanga - Recent Developments - Amendment and Restatement of Former Loan Facility".

(h) The Exchange Agreement. See "General Development of the Business of Katanga - Recent Developments - Amendment and Restatement of Former Loan Facility".

(i) The Trust Indenture. On November 20, 2006, Katanga entered into a trust indenture (the "Trust Indenture") with Equity Transfer & Trust Company for the issuance of the Notes in an aggregate principal amount of up to CDN$115,000,000, bearing interest at 14% per annum payable semi-annually in arrears and maturing on November 30, 2013. Interest payable from November 20, 2006 to June 30, 2007 on the Notes was capitalized on June 30, 2007 and paid to Note holders of record on July 19, 2007. The following is a summary of the material terms of the Trust Indenture and is qualified in its entirety by reference to the provisions of the Trust Indenture, a copy of which is filed under Katanga's profile on SEDAR at www.sedar.com.

         Rank
         ----

         The Notes are direct unsecured subordinated debt obligations of Katanga ranking: (a) junior to senior indebtedness; and (b) equally with each other and, except to the extent prescribed by law, with all other present and future unsubordinated and unsecured indebtedness of Katanga.

         Redemption
         ----------

         Katanga may redeem the Notes, in whole or in part, at any time after the third anniversary of the closing date of November 20, 2006 (the "Closing Date"), for cash at the following percentage of the principal amount of the Notes (including capitalized interest) plus accrued and unpaid and interest:

         Applicable Time Period Percentage
         ---------------------------------

         After the 3rd anniversary of the Closing Date of November 20, 2006 until on or before the 4th anniversary of the Closing Date ........102%
         After the 4th anniversary of the Closing Date until on or before the 5th anniversary of the Closing  Date ..........................101%
         And  thereafter ...................................................100%

         Katanga may redeem the Notes within the first three years following the Closing Date in whole but not in part, for cash at a redemption price equal to 102% of the principal amount of the Notes (including capitalized interest) if a Change of Control (as defined in the Trust Indenture) occurs.

         Change of Control
         -----------------

         If (a) a Change of Control occurs; (b) Katanga (if entitled to do so) does not elect to redeem the Notes; and (c) the acquiror's debt rating, either before or after the Change of Control, is less than Katanga's debt rating (as determined based on debt ratings from recognized rating agencies or, if no such ratings exist, by an independent investment bank retained by the Katanga Board), Katanga will be required, at the request of a holder of Notes, to purchase all or part of the holder's Notes for cash at a price equal to the specified percentage set out above of the principal amount of the Notes (including capitalized interest) plus accrued and unpaid interest.

         If a Project Change of Control (as defined in the Trust Indenture) occurs, Katanga shall, at the request of a holder of the Notes, purchase all or a portion of the holder's Notes for cash at a price equal to the specified percentage set out directly above of the principal amount of the Notes (including capitalized interest) plus accrued and unpaid interest.

         Covenants
         ---------

         Katanga has agreed to comply with certain covenants, as set forth in the Trust Indenture, so long as Notes are outstanding. See also "General Development of the Business of Katanga--2006 Developments" above.

(j) The Warrant Indenture. On November 20, 2006, Katanga issued the Warrants pursuant to a warrant indenture (the "Warrant Indenture") entered into between Katanga and Equity Transfer & Trust Company, as warrant agent thereunder (the "Warrant Agent") dated November 20, 2006. The following is a summary of the material terms of the Warrant Indenture and is qualified in its entirety by reference to the provisions of the Warrant Indenture, a copy of which is filed under Katanga's profile on SEDAR at www.sedar.com.

         Each Warrant entitles the holder thereof to purchase one Katanga Share at a price of CDN$8.50 any time prior to 5:00 p.m. (Toronto time) on the day that is five years following the Closing Date, after which time the Warrants will expire and become null and void.

         The Warrant Indenture provides for adjustment in the number of Katanga Shares issuable upon the exercise of the Warrants and/or the exercise price per common share upon the occurrence of certain events, as set forth in the Warrant Indenture. See also "General Development of the Business of Katanga--2006 Developments" above.

                              INTERESTS OF EXPERTS

Roger Dixon, Victor Simposya, Ebrahim Takolia, Wally Waldeck, Henrietta Salter, Anton von Wielligh, Alan Naismith, Petrus Cilliers and Rob McNeill are the authors of the Combined Technical Report referred to here under the heading "Mineral Projects". Neither Roger Dixon, Victor Simposya, Ebrahim Takolia, Wally Waldeck, Henrietta Salter, Anton von Wielligh, Alan Naismith, Petrus Cilliers nor Rob McNeill has any interest in any securities or other property of the Corporation or its associates or affiliates, nor do they expect to receive or acquire any such interests.

The beneficial interest, direct or indirect, in any securities or property of the Corporation or its subsidiaries held by any professional person herein, including without limitation, PricewaterhouseCoopers LLP, Chartered Accountants, the authors of the Combined Technical Report and Cassels Brock & Blackwell LLP, counsel to the Corporation, represents less than one percent of the issued and outstanding Common Shares.

                     AUDIT COMMITTEE AND RELATED DISCLOSURE

Overview

The Audit Committee of the Corporation's board of directors is principally responsible for:

 o recommending to the Corporation's board of directors the external auditor to be nominated for election by the Corporation's shareholders at each annual meeting and negotiating the compensation of such external auditor;

 o   overseeing the work of the external auditor;

 o reviewing the Corporation's annual and interim financial statements, Management Discussion & Analysis (MD&A) and press releases regarding earnings before they are reviewed and approved by the board of directors and publicly disseminated by the Corporation; and

 o reviewing the Corporation's financial reporting procedures to ensure adequate procedures are in place for the Corporation's public disclosure of financial information extracted or derived from its financial statements, other than disclosure described in the previous paragraph.

 The Audit Committee Charter

 The Corporation's board of directors has adopted a Charter for the Audit Committee which sets out the Committee's mandate, organization, powers and responsibilities. The complete Charter is attached as Schedule "A" to this AIF.

 As of the date hereof, Mr. Wardell, Mr. Oke and Mr. Robinson serve as the members of the audit committee. The following table sets out information concerning the independence and financial literacy of the audit committee members.

   ========================================================================
      Name of Member           Independent (1)     Financially Literate (2)
   ------------------------------------------------------------------------
     Robert Wardell(3)               Yes                     Yes
     Terry Robinson                  Yes                     Yes
     Stephen Oke                     Yes                     Yes
   ========================================================================
Notes:
(1) To be considered to be independent, a member of the Committee must not have any direct or indirect "material relationship" with the Corporation. A material relationship is a relationship which could, in the view of the board of directors of the Corporation, reasonably interfere with the exercise of a member's independent judgement.
(2) To be considered financially literate, a member of the Committee must have the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation's financial statements.
(3)     Chairman of the Audit Committee.

Education and Experience

Robert Wardell is a member of the Institute of Chartered Accountants of Ontario. From 1986 to 2006 he was an audit partner with Deloitte & Touche LLP. He is a former member of the Canadian Institute of Chartered Accountants Emerging Issues Committee. In addition, Mr. Wardell has served as an expert witness on various accounting and financial reporting related matters.

Terry Robinson is a Chartered Accountant and has been involved in corporate restructuring of companies since 1982.

Stephen Oke obtained an MBA from the University of Witwatersrand Graduate School of Business. He has held various operational management positions within the mining and metals industry, and senior positions in the investment banking industry for Smith New Court, NM Rothschild and Sons and Standard Bank.

Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as described in section III.B "Powers and Responsibilities - Performance & Completion by Auditor of its Work" of the Audit Committee Charter, attached hereto as Schedule "A".

External Auditor Service Fees (By Category)

The following table discloses the fees billed to the Corporation by its external auditor during the last two financial years.

   ===============================================================================================
                                                      Audit                       All Other
     Financial Year Ended       Audit Fees (1)   Related Fees (2)    Tax Fees      Fees (3)
       December 31, 2008           $346,156            $Nil          $311,249     $166,924
       December 31, 2007           $385,617            $Nil          $304,907     $154,904
   ===============================================================================================

Notes:
(1)     The aggregate fees billed for audit services.
(2) No fees were billed for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation's financial statements and are not disclosed in the `Audit Fees' column.
(3) No fees were billed for professional services other than those listed in the other three columns.

                             ADDITIONAL INFORMATION

Additional information relating to the Corporation can be found on SEDAR at www.sedar.com. Additional information, including directors' and executive officers' remuneration and indebtedness, principal holders of the Corporation's securities and securities authorized for issuance under equity compensation plans is contained in the management information circular of the Corporation dated March 20, 2008 which is available on SEDAR at www.sedar.com and will be available in the 2009 Circular on SEDAR at www.sedar.com once finalized and mailed to shareholders of the Corporation in April 2009. Additional financial information is provided in the Corporation's audited consolidated financial statements and management's discussion and analysis for the financial year ended December 31, 2008.

                                GLOSSARY OF TERMS

The following is a glossary of certain terms used in this AIF. Words importing the singular number, where the context requires, include the plural and vice versa and words importing any gender include all genders.


"2009 Circular" has the meaning given to it in "Interest of Management and Insiders in Material Transactions";

"Adjacent Territory" has the meaning given to it in "Material Contracts";

"Amendment and Restatement Agreement" has the meaning given to it in "General Development of the Business of Katanga - 2008 Developments - Amendment and Restatement of Former Loan Facility";

"Amended JV Agreement" has the meaning given to it in "General Development of the Business of Katanga - Recent Developments - Combined KCC/DCP Joint Venture Agreement";

"BSG Resources" means BSG Resources Limited;

"Board of Directors" or "Board" means the board of directors of Katanga;

"CAMEC" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - CAMEC Take-over Bid";

"Closing Date" has the meaning given to it in "Material Contracts";

"Combined Technical Report" means the technical report dated March 17, 2009 titled "Independent Technical Report on the Material Assets of Katanga Mining Limited, Katanga Province, Democratic Republic of Congo", which is available under the Corporation's profile on SEDAR at www.sedar.com;

"Commission" has the meaning given to it in "Property Description and Location - DRC Mining Review";

"Common Shares" has the meaning given to it in "Corporate Structure of Katanga Mining Limited - Name, Address and Incorporation";

"Concession Release Agreement" has the meaning given to it in "General Development of the Business of Katanga - 2008 Developments - Concession Release Agreement and DRC Mining Review";

"Conversion Agreement" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - The Glencore Finance Financing";

"Conversion Price" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - The Glencore Finance Financing";

"Co-operation Agreement" has the meaning given to it in "Directors and Officers
- Conflicts of Interest";

"Corporation" or "Katanga" means Katanga Mining Limited, a corporation incorporated pursuant to the laws of Bermuda and its subsidiaries, unless otherwise expressly stated or the context requires otherwise;

"DCP" has the meaning given to it in "General Development of the Business of Katanga - DCP Joint Venture";

"DCP Exploitation Permits" has the meaning given to it in "Property Description and Location - Description of mineral tenure - DCP Rights";

"DCP Joint Venture Assets" has the meaning given to it in "General Development of the Business of Katanga - DCP Joint Venture";

"DEM" has the meaning given to it in "Directors and Officers - Conflicts of Interest";

"DRC" has the meaning given to it in "General Development of the Business of Katanga - Kamoto Joint Venture";

"DCP Joint Venture" means joint venture which is the subject matter of the DCP Joint Venture Agreement;

"DCP Joint Venture Agreement" means the joint venture agreement dated September 9, 2004 between GEC and Gecamines;

"Effective Date" means January 11, 2008, the date on which the Merger became unconditional in all respects;

"EGMF" has the meaning given to it in "Directors and Officers - Conflicts of Interest";

"EIS" has the meaning given to it in "Property Description and Location - Permits";

"EP" has the meaning given to it in "General Development of the Business of Katanga - Recent Developments - Combined KCC/DCP Joint Venture Agreement";

"Equity" has the meaning given to it in "Auditors, Registrar and Transfer
Agent";

"ESIA" has the meaning given to it in "Description of the Business of Katanga - Social or Environmental Policies and Environmental Protection";

"ESMP" has the meaning given to it in "Description of the Business of Katanga - Social or Environmental Policies and Environmental Protection";

"Exchange Agreement" has the meaning given to it in "General Development of the Business of Katanga - 2008 Developments - Amendment and Restatement of Former Loan Facility";

"Exchange Option" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - The Glencore Finance Financing";

"Exchange Price" has the meaning given to it in "General Development of the Business of Katanga - 2008 Developments - Amendment and Restatement of Former Loan Facility";

"Facility Underwriting Agreement" has the meaning given to it in "General Development of the Business of Katanga - 2008 Developments - Amendment and Restatement of Former Loan Facility";

"Feasibility Study 2006" means "The Kamoto Copper Company Feasibility Study" dated May 16, 2006 commissioned by KFL and prepared by Hatch in association with McIntosh RSV LLC, Caracle Creek International and SRK Consulting Engineers and Scientists which revises and updates the feasibility study dated April 3, 2006;

"Former Loan Agreement" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - The Glencore Finance Financing";

"Former Loan Facility" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - The Glencore Finance Financing";

"FSB" has the meaning given to it in "Directors and Officers - Cease Trade Orders, Bankruptcies, Penalties or Sanctions;"

"GAAP" means generally accepted accounting principles;

"GEC" has the meaning given to it in "General Development of the Business of Katanga - DCP Joint Venture";

"Gecamines" means La Generale des Carrieres et des Mines, a state owned company incorporated under the laws of the DRC;

"Glencore" means Glencore International AG;

"Glencore Finance" means Glencore Finance (Bermuda) Ltd.;

"Glencore Off-take Arrangement" has the meaning given to it in "Risk Factors - Potential Dependence on Key Contracts and Business Arrangements";

"Hatch" means Hatch Ltd.;

"IFC" means the International Finance Corporation which is the private sector arm of the World Bank;

"JSE" has the meaning given to it in "Directors and Officers - Cease Trade Orders, Bankruptcies, Penalties or Sanctions;"

"Kamoto Joint Venture" means the joint venture formed pursuant to the Kamoto Joint Venture Agreement between KFL and Gecamines;

"Kamoto Joint Venture Agreement" means the joint venture agreement dated February 6, 2004 between KFL and Gecamines, which was publicly ratified by presidential decree on August 4, 2005;

 "Kamoto Joint Venture Assets" has the meaning given to it in "General Development of the Business of Katanga - Kamoto Joint Venture";

"Kamoto Lease Agreement" has the meaning given to it in "Property Description and Location - Description of mineral tenure - KCC rights";

"Kamoto Operating Limited Operating Agreement" has the meaning given to it in "General Development of the Business of Katanga - Kamoto Operating Limited Operating Agreement";

"Kamoto Property" means the exploration and mining properties which form part of the Kamoto Joint Venture Assets;

"Katanga" means Katanga Mining Limited, a corporation incorporated under the laws of Bermuda;

"KCC" has the meaning given to it in "General Development of the Business of Katanga - Kamoto Joint Venture";

"KFL" means KFL Limited., a corporation incorporated pursuant to the laws of the British Virgin Islands;

"KOL" has the meaning given to it in "General Development of the Business of Katanga - Kamoto Operating Limited Operating Agreement";

"Kolwezi Concentrator" means the treatment and processing plant for the concentration of copper and cobalt ore over which the Group holds a long-term lease granted by Gecamines;

"KOV" means the open pit mine situated near Kolwezi in the Katanga province of DRC, consisting of the Kamoto East, Oliveira, Virgule and FNSR ore bodies;

"KOV pit" means Kamoto East, Oliviera and Virgule;

"KZC" means the Kolwezi Concentrator;

"Leased Assets" has the meaning given to it in "Material Contracts";

"LME" means London Metal exchange

"LME Grade A" means copper cathode that is certified as "Grade A" by the LME;

"LN Metals" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - LN Metals";

"Luilu" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - Production Profile";

"Major Shareholders" has the meaning given to it in "Interest of Management and Insiders in Material Transactions";

"MD&A" has the meaning given to it in "Directors and Officers - Conflicts of Interest";

"Merged JV" has the meaning given to it in "General Development of the Business of Katanga - Recent Developments - Combined KCC/DCP Joint Venture Agreement";

"Merger" means the acquisition by Katanga of Nikanor as described herein;

"McIntosh RSV" means McIntosh RSV LLC;

"Mining Code"means Law No. 007/2002 adopted on July 11, 2002 and the Decree No. 038/2003 adopted on March 26, 2003 as a supplement to the Mining Code;

"Necessary Surfaces" has the meaning given to it in "General Development of the Business of Katanga - Recent Developments - Combined KCC/DCP Joint Venture Agreement";

"New Facility" means the approximately US$265.3 million loan facility of the Corporation described under "General Developments of the Business of Katanga - Recent Developments--Amendment and Restatement of Former Loan Facility".

"New Processing Facility" means the new SX/EW processing plant the Corporation intends to construct at Luilu;

"Nikanor" means Nikanor PLC, a company incorporated under the laws of the Isle of Man;

"Notes" has the meaning given to it in "General Development of the Business of Katanga - 2006 Developments";

"Oakey" means Oakey Invest Holdings Inc.;

"Offer" has the meaning given to it in "General Development of the Business of Katanga - 2008 Developments - The Merger";

"Off-take Agreements" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - The Glencore Off-take Agreements";

"Pitchley" means Pitchley Properties Limited;

"Relationship Agreements" has the meaning given to it in "Interest of Management and Insiders in Material Transactions";

"RP Explorer" has the meaning given to it in "General Development of the Business of Katanga - 2008 Developments - Amendment and Restatement of Former Loan Facility";

"SAMREC" The South African Code for Reporting of Mineral Resources and Mineral Reserves (the `SAMREC Code' or `the Code') sets out minimum standards, recommendations and guidelines for Public Reporting of exploration results, Mineral Resources and Mineral Reserves in South Africa;

"SAMREC Code" means the South African Code for Reporting of Mineral Resources and Mineral Reserves, prepared by the South African mineral Resource committee (SAMREC) under the auspices of the South African Institute of Mining and Metallurgy, March 2000;

"SEDAR" means the System for Electronic Document Analysis and Retrieval;

"Sentula" has the meaning given to it in "Directors and Officers - Cease Trade Order, Bankruptcies, Penalities or Sanctions;"

"Shareholder" means a holder of Common Shares;

"Shareholder Rights Plan" has the meaning given to it in "General Development of the Business of Katanga - 2007 Developments - CAMEC Take-over Bid";

"SNCC" means the Societe Nationale de Chemins de Fer du Congo ;

"SNCC Rail Network" has the meaning given to it in "Risk Factors - Logistics Risks";

"SRK" or "SRK Consulting" means SRK Consulting (South Africa) (Pty) Ltd.;

"Trust" has the meaning given to it in "General Development of the Business of Katanga - 2008 Developments - Amendment and Restatement of Former Loan Facility";

"Trust Indenture" has the meaning given to it in "Material Contracts";

"TSX" means the Toronto Stock Exchange;

"Underwriters' Option" means the option granted to the underwriters in connection with the CDN$152,250,000 financing by the Corporation (by way of private placement of 21 million subscription receipts) that closed on May 2, 2006, to purchase up to an additional 7 million subscription receipts which was exercised in its entirety on May 2, 2006 for aggregate gross proceeds of CDN$50.75 million to Katanga;

"Units" has the meaning given to it in "General Development of the Business of Katanga - 2006 Developments";

"Warrant Agent" has the meaning given to it in "Material Contracts";

"Warrant Indenture" has the meaning given to it in "Material Contracts";

"Warrants" has the meaning given to it in "General Development of the Business of Katanga - 2006 Developments";

"World Bank" means the World Bank Group, a group of five international organisations responsible for providing financing and advice to countries for the purposes of economic development and poverty reduction, and for encouraging and safeguarding international investment;

Geological/Exploration Terms

Terminology and Unit Conversion

In Canada, the Metric System or SI System is the primary system of measure and length is generally expressed in kilometres, metres and centimetres, volume is expressed as cubic metres, mass expressed as metric tonnes, and nickel and copper grades are generally expressed as percent. The precious and platinum-group metals grades are generally expressed as ounce per ton but may also be in parts per billion or parts per million. Conversions from the SI or Metric System to the Imperial System are provided below and quoted where practical. Many of the geologic publications and more recent work assessment files now use the SI system but older work assessment files almost exclusively refer to the Imperial System. Metals and minerals acronyms in this report conform to mineral industry accepted usage and the reader is directed to an online source at www.maden.hacettepe.edu.tr/dmmrt/index.html.

Conversion factors utilized in this AIF include: 1 troy ounces/ton = 34.29 gram/tonne; 0.029 troy ounces/ton = 1 gram/tonne; 1 troy ounces/ton = 31.1035 gram/ton; 0.032 troy ounces/ton = 1 gram/ton; 1 gram = 0.0322 troy ounces; 1 troy ounce = 31.104 grams; 1 pound = 0.454 kilograms; 1 foot = 0.3048 metres; 1 mile = 1.609 kilometres; 1 acre = 0.405 hectares; and, 1 sq mile = 2.59 square kilometres. The term gram/tonne or g/t is expressed as "gram per tonne" where 1 gram/tonne = 1 ppm (part per million) = 1000 ppb (part per billion). Other abbreviations include ppb = parts per billion; ppm = parts per million; opt or oz/t = ounce per short ton; Moz = million ounces; Mt = million tonne; t = tonne (1000 kilograms); SG = specific gravity; lb/t = pound/tonne; and, st = short ton (2000 pounds).

"Bornite"             copper iron sulphide (Cu5FeS4). An important copper
                      ore mineral

"Breccia"             coarse clastic sedimentary rock, the constituent
                      clasts of which are angular

"Carre"               unit of measurement 920 x 920 metres

"Carrolite"           copper cobalt sulphide (Cu2S). An important copper
                      ore mineral

"Chalcocite"          copper sulphide (Cu2S). An important copper ore mineral

"Chalcopyrite"        copper sulphide (CuS2). A major ore of copper

"Clast"               article of broken down rock

"Concentrate"         a product in which valuable minerals have been enriched
                      (concentrated) through mineral processing

"FNSR"                is a fragment of KOV

"g/t"                 grams per tonne (1000 kilogram)

"Ga"                  a thousand million years

"Grade"               the element or metal content per unit of material

"Mineral"             a naturally occurring inorganic substance typically
                      with a crystalline structure

"Ore"                 a mineral or rock that can be worked economically

"Outcrop"             rock unit exposure at surface

"Reserve"             that part of a Resource which can be mined at a
                      profit under reasonably expected economic conditions as defined by the JORC Code

"Resource"            mineralised body for which there is sufficient
                      sampling information and geological understanding to outline a deposit of potential economic merit

"Sub-outcrop"         rock unit exposure below the surface

"Sulphide"            a mineral in which the element sulphur is in combination
                      with one or more metallic elements

"Tailings"            the waste products resulting from the processing of
                      ore material

Measurement

Conversion of metric units into imperial equivalents is as follows:

             Metric Units         Multiply by       Imperial Units
             -------------        ------------      ---------------
             hectares                 2.471         = acres
             metres                   3.281         = feet
             kilometres               0.621         = miles (5,280 feet)
             grams                    0.032         = ounces (troy)
             tonnes                   1.102         = tons (short) (2,000 lbs)
             grams/tonne              0.029         = ounces (troy)/ton

The following table sets out the exchange rates, based on the noon buying rates of foreign currencies as certified by the Bank of Canada, for the conversion of one United States dollars (US) into Canadian dollars (CDN) in effect at the end of the following period and the average exchange rate (based on the average of the exchange rate on the last day of the month in such period) and the range of high and low exchange rates for such period.

            US/CDN                            Year ended December 31, 2008

            End of Period                                0.8166
            Average for Period                           0.9381
            High Period                                  1.0289
            Low for Period                               0.7711

                                  SCHEDULE "A"

                                   CHARTER FOR
                             THE AUDIT COMMITTEE OF
                            THE BOARD OF DIRECTORS OF
                             KATANGA MINING LIMITED

I.       MANDATE

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Katanga Mining Limited (the "Company") shall assist the Board in fulfilling its financial oversight responsibilities. The Committee's primary duties and responsibilities under this mandate are to serve as an independent and objective party to monitor:

     1. The quality and integrity of the Company's financial statements and other financial information;

     2. The compliance of such statements and information with legal and regulatory requirements;

     3. The qualifications and independence of the Company's independent external auditor (the "Auditor"); and

     4. The performance of the Company's internal accounting procedures and Auditor.

II.      STRUCTURE AND OPERATIONS

A.       Composition
         -----------

The Committee shall be comprised of three or more members.

B.       Qualifications
         --------------

Each member of the Committee must be a member of the Board.

A majority of the members of the Committee shall not be officers or employees of the Company or of an affiliate of the Company.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement.

C.       Appointment and Removal
         -----------------------

In accordance with the By-laws of the Company, the members of the Committee shall be appointed by the Board and shall serve until such member's successor is duly elected and qualified or until such member's earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by a majority vote of the Board.

D.       Chair
         -----

Unless the Board shall select a Chair, the members of the Committee shall designate a Chair by the majority vote of all of the members of the Committee. The Chair shall call, set the agendas for and chair all meetings of the Committee.

E.       Sub-Committees
         --------------

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that a decision of such subcommittee to grant a pre-approval shall be presented to the full Committee at its next scheduled meeting.

F.       Meetings
         --------

The Committee shall meet at least four times in each fiscal year, or more frequently as circumstances dictate. The Auditor shall be given reasonable notice of, and be entitled to attend and speak at, each meeting of the Committee concerning the Company's annual financial statements and, if the Committee feels it is necessary or appropriate, at every other meeting. On request by the Auditor, the Chair shall call a meeting of the Committee to consider any matter that the Auditor believes should be brought to the attention of the Committee, the Board or the shareholders of the Company.

At each meeting, a quorum shall consist of a majority of members that are not officers or employees of the Company or of an affiliate of the Company.

As part of its goal to foster open communication, the Committee may periodically meet separately with each of management and the Auditor to discuss any matters that the Committee or any of these groups believes would be appropriate to discuss privately. In addition, the Committee should meet with the Auditor and management annually to review the Company's financial statements in a manner consistent with Section III of this Charter.

The Committee may invite to its meetings any director, any manager of the Company, and any other person whom it deems appropriate to consult in order to carry out its responsibilities. The Committee may also exclude from its meetings any person it deems appropriate to exclude in order to carry out its responsibilities.

III.     DUTIES

A.       Introduction
         ------------

The following functions shall be the common recurring duties of the Committee in carrying out its purposes outlined in Section I of this Charter. These duties should serve as a guide with the understanding that the Committee may fulfill additional duties and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern which the Committee in its sole discretion deems appropriate for study or investigation by the Committee.

The Committee shall be given full access to the Company's internal accounting staff, managers, other staff and Auditor as necessary to carry out these duties. While acting within the scope of its stated purpose, the Committee shall have all the authority of, but shall remain subject to, the Board.

B.       Powers and Responsibilities
         ---------------------------

The Committee will have the following responsibilities and, in order to perform and discharge these responsibilities, will be vested with the powers and authorities set forth below, namely, the Committee shall:

Independence of Auditor

1. Review and discuss with the Auditor any disclosed relationships or services that may impact the objectivity and independence of the Auditor and, if necessary, obtain a formal written statement from the Auditor setting forth all relationships between the Auditor and the Company, consistent with Independence Standards Board Standard 1.

2. Take, or recommend that the Board take, appropriate action to oversee the independence of the Auditor.

3.       Require the Auditor to report directly to the Committee.

4. Review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the Auditor and former independent external auditor of the Company.

                                      -A2-

Performance & Completion by Auditor of its Work

5. Be directly responsible for the oversight of the work by the Auditor (including resolution of disagreements between management and the Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

6. Review annually the performance of the Auditor and recommend the appointment by the Board of a new, or re-election by the Company's shareholders of the existing, Auditor.

7. Pre-approve all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by the Auditor unless such non-audit services:

         (a) which are not pre-approved, are reasonably expected not to constitute, in the aggregate, more than 5% of the total amount of revenues paid by the Company to the Auditor during the fiscal year in which the non-audit services are provided;

         (b) were not recognized by the Company at the time of the engagement to be non-audit services; and

         (c) are promptly brought to the attention of the Committee by the Company and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Internal Financial Controls & Operations of the Company

8. Establish procedures for:

         (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

         (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Preparation of Financial Statements

9. Discuss with management and the Auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

10. Discuss with management and the Auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

11. Discuss with management and the Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

12. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

13. Discuss with the Auditor the matters required to be discussed relating to the conduct of any audit, in particular:

         (a) The adoption of, or changes to, the Company's significant auditing and accounting principles and practices as suggested by the Auditor, internal auditor or management.

         (b) The management inquiry letter provided by the Auditor and the Company's response to that letter.

         (c) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

                                      -A3-

Public Disclosure by the Company

15. Review the Company's annual and quarterly financial statements, management discussion and analysis (MD&A) and earnings press releases before the Board approves and the Company publicly discloses this information.

16. Review the Company's financial reporting procedures and internal controls to be satisfied that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted or derived from its financial statements, other than disclosure described in the previous paragraph, and periodically assessing the adequacy of those procedures.

17. Review disclosures made to the Committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process of the Company's financial statements about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Manner of Carrying Out its Mandate

18. Consult with the Auditor, without the presence of management, about the quality of the Company's accounting principles, internal controls and the completeness and accuracy of the Company's financial statements.

19. Request any officer or employee of the Company or the Company's outside counsel or Auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

20. Meet with management, any internal auditor and the Auditor in separate executive sessions at least quarterly.

21. Have the authority, to the extent it deems necessary or appropriate, to retain special independent legal, accounting or other consultants to advise the Committee advisors.

22.      Make regular reports to the Board.

23. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

24.      Annually review the Committee's own performance.

25. Provide an open avenue of communication among the Auditor, the Company's financial and senior management and the Board.

26. Not delegate these responsibilities other than to one or more independent members of the Committee the authority to pre-approve, which the Committee must ratify at its next meeting, non-audit services to be provided by the Auditor.

F.       Limitation of Audit Committee's Role
         ------------------------------------

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Auditor.

                                      -A4-

                                  SCHEDULE "B"

The following is the executive summary contained in the Combined Technical Report incorporated by reference in the AIF to which this Schedule "B" is attached. Unless otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed thereto in the Combined Technical Report. The following is a summary only and is qualified in its entirety by the more detailed disclosure contained in the Combined Technical Report which is available on SEDAR at www.sedar.com.

1        Summary
1.1      Property Description and Location
         SRK Consulting (South Africa) (Proprietary) Limited has been commissioned by Katanga Mining Limited ("KML") to compile an Independent Technical Report ("ITR") which complies with the National Instrument 43-101: Standards of Disclosure for Mineral Companies ("NI 43-101") on the following operations / projects and associated infrastructure (the "Material Assets") located near Kolwezi in the Katanga Province of the DRC:

              o   Mining Assets (the "Mining Complex");

                      o    T17, an operating open pit mine ("T17 Mine");

                      o Tilwezembe, a recently closed open pit mine ("Tilwezembe Mine");

                      o    Kamoto, an operating underground mine
                           ("Kamoto Mine");

                      o    Kananga, a dormant open pit mine ("Kananga Mine");

                      o    KOV open pit mine, a development project
                           ("KOV Mine");

                      o Mashamba East mine, a development project ("Mashamba East Mine");

              o   Processing Assets (the "Processing Complex");

                      o    Kamoto, an operating concentrator ("Kamoto
                           Concentrator");

                      o Luilu, an operating metallurgical plant ("Luilu Metallurgical Plant");

                      o Additional WOL/SX/EW Refinery ("WOL/SX/EW Refinery Project"); and

              o Infrastructure necessary for the production of the saleable metals.

1.2      Terms of Reference
         Technical data used in this ITR has been derived using the revised Life-of-Mine ("LoM") plan based on the work done in the 2008 Kamoto Operating Limited Engineering Study ("2008 Study") compiled by SRK and Bateman Engineering.

         As a result of the financial crisis, the impact of which was felt in the last quarter of 2008, and the subsequent steep decline in commodity prices including copper and cobalt, KML changed its strategy for the development of the mines and process plants, which necessitated a revised LoM plan. The emphasis was to constrain capital expenditure in the initial years and to limit the processing capacity to 310 ktpa Copper from the previous 400 ktpa Copper. Work based on the revised LoM plan, which was completed in a two month period, is not to the level and standard consistent with the work completed in the 2008 Study.

         The Bateman Engineering 2008 Study and the subsequent work has been prepared for the exclusive benefit of KOL and exclusively for the Phase 3,4 and 5 project, and is subject to a separate agreement entered into between Bateman Engineering and KOL. The processing plant capacities as well as the capital and operating cost estimates have been factored using the work from the 2008 Study. The capital and operating cost estimates given in 2009 work were based on Bateman Engineering's internal database and updated for scope changes only.

1.3      Ownership

         The exploitation rights for Kamoto, Mashamba East and T17 Mines together with the Kamoto Concentrator, Luilu Metallurgical Plant and WOL/SX/EW Refinery Project are held in a joint venture vehicle KCC SARL (Kamoto Copper Company, "KCC"). The exploitation rights for KOV, Tilwezembe and Kananga mines are held in a joint venture vehicle DCP SARL (DRC Copper and Cobalt Project, "DCP"). Katanga Mining Limited ("KML") has a 75% interest in both KCC and DCP, with the remaining 25% of each entity held by Gecamines (La Generale des Carrieres et des Mines).

1.4      Geology and Mineralization

1.4.1    Geology

         The mineralized zones are at the western end of the Katangan Copperbelt, one of the great metallogenic provinces of the world, and which contains some of the world's richest copper, cobalt and uranium deposits. These deposits are hosted mainly by metasedimentary rocks of the late proterozoic Katangan system, a 7 km thick succession of sediments with minor volcanics, volcanoclastics and intrusives. Geochronological data indicate an age of deposition of the Katangan sediments of about 880 million years and deformation during the Katangan orogeny at less than 650 million years. This deformation resulted in the NS-SE trending Lufilian Arc, which extends from Namibia on the west coast of Africa through to Zambia, lying to the south of the DRC. Within the DRC, the zone extends for more than 300 km from Kolwezi in the north-west to Lubumbashi in the south-east.

         Stratigraphically, the rich copper and cobalt deposits found in Zambia and the DRC are localized in the Roan Supergroup ("Roan"). The Roan occurs at the base of the Katanga succession, unconformably overlying the basement rock of Kibaran age (mid-Proterozoic). The Roan is separated from the overlying rocks of the Upper and Lower Kundelungu supergroups by a conglomerate, the grand conglomerate. The Lower Kundelungu is composed of sandstones and shales with a basal conglomerate, while the Upper Kundelungu consists essentially of sediments and is separated from the Lower Kundelungu by a conglomerate, the (French) `Petit Conglomerat'.

         Within the Lufilian Arc are large-scale E-W to NW-SE trending folds with wavelengths extending for kilometres. The folds are faulted along the crests of the anticlines through which rocks of the Roan have been diapirically injected into the fault zones, squeezed up fault planes and over-thrust to lie above rocks of the younger Kundelungu. The over-thrust Roan lithologies occur as segments or "fragments" on surface. The fragments are intact units that preserve the original geological succession within each. A fragment could be of hundreds of metres aligned across the fault plane.

         In the Katangan Copperbelt, mining for copper and cobalt occurs in these outcropping to sub-outcropping fragments.

1.4.2    Mineralization

         Primary mineralization, in the form of sulphides, within the Lower Roan is associated with the D Strat and RSF for the OBI and the SDB and SDS for the OBS and is thought to be syn-sedimentary in origin. Typical primary copper sulphide minerals are bornite, chalcopyrite, chalcocite and occasional native copper while cobalt is in the form of carrolite. The mineralization occurs as disseminations or in association with hydrothermal carbonate alteration and silicification.

         Supergene mineralization is generally associated with the levels of oxidation in the sub-surface sometimes deeper than 100 m below surface. The most common secondary supergene minerals for copper and cobalt are malachite and heterogenite. Malachite is the main mineral mined within the confines of the current KOV Mine pit.

                                      -B2-

         The RSC, a lithological unit stratigraphically intermediate between the OBS and OBI host rocks, contains relatively less copper mineralization. The RSC contains appreciable copper mineralization near the contacts with the overlying SDB formation and the underlying RSF formations. The middle portion of the RSC, considered to be "sterile" by Gecamines, normally contains relatively less copper mineralization and is sometimes not sampled. The mineral potential of the RSC is less well known than that of other formations. The RSC has been observed to be well mineralized in supergene cobalt hydroxide, heterogenite, which occurs as vug infillings, especially near the surface.

         The mineralization at Tilwezembe Mine is atypical being hosted by the Mwashya or R4 Formation. The mineralization generally occurs as infilling of fissures and open fractures associated with the brecciation. The typical mineralization consists mainly of copper minerals (chalcopyrite, malachite and pseudomalachite), cobalt minerals (heterogenite, carrolite and spherocobaltite) and manganese minerals (psilomelane and manganite).
1.5      Status of the Material Assets
         Tables 1.1 and 1.2 provide details on the status of the assets.

         Table 1.1:        Summary Table of Material Mining Assets
        ----------------------------------------------------------------------------------------------------------------
                                                                       Licence
                                                              --------------------------
        Property            Holder      Type       Status      Expiry Date      Area                Comments
        ----------------------------------------------------------------------------------------------------------------
        T17 Mine              KCC        op      Operating    3 April 2024   3,40 km(2)  Mine operational

                                                                                         Operations ceased in November
        Tilwezembe Mine       DCP        op       Dormant     3 April 2009   7,64 km(2)  2008 due to lower copper /
                                                                                         cobalt prices

        Kamoto Mine           KCC        ug      Operating    3 April 2024   11,04 km(2) Mine operational

                                                                                         Operations ceased due to
        Kananga Mine          DCP        op       Dormant     3 April 2009   11,04 km(2) pending relocation of rail line

                                                                                         Pre-stripping and dewatering
        KOV Mine              DCP        op     Development   3 April 2009   8,49 km(2)  scheduled for 2009 / 2010

        Mashamba              KCC        op     Development   3 April 2024   11,04*
        East Mine                                                             km(2)      Dewatering deferred to 2016
        ----------------------------------------------------------------------------------------------------------------
        op = open pit
        ug = underground
        * Part of the same mining licence

         Table 1.2:        Summary Table of Material Processing Assets
        ----------------------------------------------------------------------------------------------------------------
        Property                       Holder             Status                            Comments
        ----------------------------------------------------------------------------------------------------------------
        Kamoto Concentrator              KCC            Operating        Oxide 2008: 437,7 kt, Sulphide 2008: 562,8 kt

        Luilu Metallurgical Plant        KCC            Operating        Copper cathode 2008: 749 t

        WOL/SX/EW Refinery Project       KCC           Development       160 ktpa Cu
        ----------------------------------------------------------------------------------------------------------------

1.6      Mineral Resources and Reserves
         As at 31December 2008, KML has Measured and Indicated Mineral Resources of 297,5 Mt of ore with a grade of 4,02% Cu and 0,46% Co (Table 3.3 presents KML's consolidated Mineral Resource statement as of 31 December 2008), with Proved and Probable Mineral Reserves of 139,8 Mt of ore with a grade of 4,50% Cu and 0,44% Co (Table 1.4 presents KML's consolidated Mineral Reserve statement as of 31 December 2008).

                                      -B3-

         Table 1.3                  KOL: Mineral Resources as at 31 December 2008
         ---------------------------------------------------------------------------------------------------------------
         Resource Classification  Project Area                                           Mt          %TCu          %TCo
         ---------------------------------------------------------------------------------------------------------------
         Measured                 Kamoto Mine                                          33,0         4,50%         0,58%
                                  --------------------------------------------------------------------------------------
                                  Subtotal                                             33,0         4,50%         0,58%
         ---------------------------------------------------------------------------------------------------------------
                                  Kamoto Mine                                          35,7         4,69%         0,60%
                                  Mashamba East Mine                                   75,0         1,80%         0,38%
         Indicated                T17 Mine                                             13,7         3,16%         0,64%
                                  KOV Mine                                            126,9         5,33%         0,40%
                                  Kananga Mine                                          4,1         1,61%         0,79%
                                  Tilwezembe Mine                                       9,0         1,89%         0,60%
                                  --------------------------------------------------------------------------------------
                                  Subtotal                                            264,5         3,95%         0,45%
         ---------------------------------------------------------------------------------------------------------------
                                  Kamoto Mine                                          68,7         4,60%         0,59%
         Total                    Mashamba East Mine                                   75,0         1,80%         0,38%
         Measured and             T17 Mine                                             13,7         3,16%         0,64%
         Indicated                KOV Mine                                            126,9         5,33%         0,40%
                                  Kananga Mine                                          4,1         1,61%         0,79%
                                  Tilwezembe Mine                                       9,0         1,89%         0,60%
         ---------------------------------------------------------------------------------------------------------------
         TOTAL                                                                        297,5         4,02%         0,46%
         ---------------------------------------------------------------------------------------------------------------

         ---------------------------------------------------------------------------------------------------------------
                                  Kamoto Mine                                          10,6         5,22%         0,53%
                                  Mashamba East Mine                                   65,3         0,76%         0,10%
         Inferred                 T17 Mine                                             16,7         1,77%         0,57%
                                  KOV Mine                                             71,2         3,56%         0,32%
                                  Kananga Mine                                          4,0         2,00%         0,98%
                                  Tilwezembe Mine                                      13,1         1,80%         0,62%
         ---------------------------------------------------------------------------------------------------------------
         TOTAL                                                                        180,7         2,32%         0,31%
         ---------------------------------------------------------------------------------------------------------------
         (1)  Mineral Resources have been reported in accordance with the classification criteria of the South African Code for the
              Reporting of Mineral Resources and Mineral Reserves (the SAMREC
              Code).
         (2)  Mineral Resources are inclusive of Mineral Reserves.
         (3)  Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.


         Table 1.4          KOL: Mineral Reserves as at 31 December 2008
         ---------------------------------------------------------------------------------------------------------------
         Classification           Project Area                                            Mt          %TCu         %TCo
         ---------------------------------------------------------------------------------------------------------------
         Proved                   Kamoto Mine                                           17,0         3,52%        0,51%
                                  --------------------------------------------------------------------------------------
                                  Subtotal                                              17,0         3,52%        0,51%
         ---------------------------------------------------------------------------------------------------------------
                                  Kamoto Mine                                           19,4         3,70%        0,53%
                                  Mashamba East Mine                                    10,2         4,39%        0,52%
         Probable                 T17 Mine                                               3,1         2,67%        0,70%
                                  KOV Mine                                              90,1         4,93%        0,38%
                                  Kananga Mine                                           0,0         0,00%        0,00%
                                  Tilwezembe Mine                                        0,0         0,00%        0,00%
                                  --------------------------------------------------------------------------------------
                                  Subtotal                                             122,8         4,64%        0,43%
         ---------------------------------------------------------------------------------------------------------------
                                  Kamoto Mine                                           36,4         3,62%        0,52%
         Total                    Mashamba East Mine                                    10,2         4,39%        0,52%
         Proved and               T17 Mine                                               3,1         2,67%        0,70%
         Probable                 KOV Mine                                              90,1         4,93%        0,38%
                                  Kananga Mine                                           0,0         0,00%        0,00%
                                  Tilwezembe Mine                                        0,0         0,00%        0,00%
         ---------------------------------------------------------------------------------------------------------------
         Total                                                                         139,8         4,50%        0,44%
         ---------------------------------------------------------------------------------------------------------------
         (1)  Mineral Reserves have been reported in accordance with the classification criteria of the South African Code for the
              Reporting of Mineral Resources and Mineral Reserves (the SAMREC
              Code).
         (2)  Mineral Resources are inclusive of Mineral Reserves.

                                      -B4-

1.7      Interpretations and Conclusions
         The results and interpretations of exploration on the Material Assets are reported elsewhere in this report and have been relied upon to compile the Mineral Resource statement included in Item 19 of the Combined Technical Report.

1.8      Recommendations
         Recommendations for future work required on the technical assets are included in other items in this report. Specific action programs recommended are:

              o   Dewatering;

                      o SRK believes that additional work is required to demonstrate correlation between the model and field observations and data:

                      o A gap analysis should be undertaken to state clearly the information that is still required and assumptions that have been used in the calibration of the model. For example, how was the recharge value used in the model determined?

                      o It has been stated by AGES that there will now be a longer lead time for dewatering to be effective for the southern part of the pit as cut 1 is now going to the north. This scenario needs to be modelled to demonstrate that this is in fact the case.

                      o The aquifer parameters determined from pump testing and/or packer testing for specific stratigraphical units should be built into the model on a more detailed level and fed back into the detailed conceptual hydrogeological model.

                      o Using the more detailed conceptual hydrogeological model, the position of the phreatic surface and potential heights of the seepage faces in the high walls should be simulated within different geotechnical domains.

                      o The position of the phreatic surface (hydraulic head) at quarterly intervals for the first 24 months needs to be modelled, followed by its position annually for the life of mine. The probability of achieving these phreatic surfaces must also be determined.

                      o Additional drilling and pump testing should be undertaken to establish that the RAT does in fact form an impermeable barrier for regional groundwater flow as this is a critical assumption in the model.

                      o The model should be updated with the data from drilling currently being undertaken to demonstrate that the aquifer on the eastern side of the Musonoi River is in fact being impacted by the dewatering of KOV. This data will be critical in resolving the issue of the source of flow into KOV and should be used to refine the dewatering strategy in the future.

                                      -B5-

                      o Additional scenarios should be run to assess the risks if in-pit boreholes prove not to be possible or only partially possible and pumping from the bottom of the pit becomes the primary dewatering method. An assessment of how long it will take to draw down the phreatic surface around the pit is required, assuming only passive dewatering i.e. pumping from the pit sump only.

                      o The real and measured losses from the Musonoi catchment into the Kakifuluwe River should be incorporated into the model.

                      o An assessment of the expected impacts on groundwater users needs to be undertaken if part of the inflow into KOV comes from the east side of the Musonoi River.

              o   Geotechnical;

                      o Further studies should be carried out on the rock chracteristics associated with the Material Assets.

              o   Tailings

                      o Further studies should be carried out to; fully characterise the physical and chemical properties of the tailings streams, investigate the possibility of open end deposition, further investigate the geology and hydrogeology at Mupine Pit and to characterise potential construction materials.

                  In undertaking the study, Bateman Engineering has been provided with and has relied upon records, documents and other information supplied by the client and other third parties. Save as expressly stated in this report, Bateman Engineering has assumed and did not attempt to verify the accuracy, reliability, sufficieny or validity of such information, data or records and documents. Bateman therefore recommends:

             o   Repeat testwork for all mineral properties;

             o Additional work the on the sizing of the WOL/SX/EW plant and configuration, as well as capital and operating costs; and

             o Additional work on the capital and operating cost estimates.

1.9      Economic Analysis
         This section presents a sensitivities for discount rates (Table 1.5) metal prices and grade (Table 1.6); capital cost (Table 1.7) and operating costs (Table 1.8). The Net Present Values ("NPVs") should be considered only in relation to the risks associated with this project.

         Table 1.5                  KOL: Discount Rate Sensitivity
        -----------------------------------------------------------------------------------------------------------------
        Discount Factor                                                                                              NPV
        (%)                                                                                                       (USDm)
        -----------------------------------------------------------------------------------------------------------------
        8,00%                                                                                                      1,027
        10,00%                                                                                                       624
        12,00%                                                                                                       324
        14,00%                                                                                                        99
        16,00%                                                                                                      (70)
        18,00%                                                                                                     (197)
        20,00%                                                                                                     (292)
        -----------------------------------------------------------------------------------------------------------------

                                      -B6-

         Table 1.6                  Revenue and Grade Sensitivity
        ------------------------------ ----------------------------------------------------------------------------------
        Sensitised Factor                                    SensitivityRange (@14% discount rate)
        ------------------------------ ----------------------------------------------------------------------------------
        Revenue / Commodity Price            -15%        -10%         -5%         0%         10%         20%         30%
        Grade (Cu %)                        3,89%       4,12%       4,35%     4,50%*       5,03%       5,49%       5,95%
        Grade (Co %)                        0,37%       0,39%       0,41%     0,44%*       0,48%       0,52%       0,57%
        -----------------------------------------------------------------------------------------------------------------
                                           (USDm)      (USDm)      (USDm)     (USDm)      (USDm)      (USDm)      (USDm)
        -----------------------------------------------------------------------------------------------------------------
        Revenue / Grade                      (10)          27          63         99         171         242         312
        -----------------------------------------------------------------------------------------------------------------
        * Reserve Grade


        Table 1.7          Revenue and Capital Cost Sensitivity
        -----------------------------------------------------------------------------------------------------------------
        NPV                                           Revenue Sensitivity Range (@14% discount rate)
        (USDm)                           -30%         -20%        -10%           0%         10%          20%         30%
                                  ---------------------------------------------------------------------------------------
                            -15%          521          558         594          630         702          773         842
        Total               -10%          345          382         418          454         526          597         667
        Capital              -5%          168          205         241          278         350          421         490
        Costs                 0%         (10)           27          63           99         171          242         312
        Sensitivity          10%        (370)        (333)       (297)        (261)       (189)        (118)        (48)
        Range                20%        (738)        (701)       (665)        (629)       (557)        (487)       (417)
                             30%      (1,135)      (1,087)     (1,047)      (1,009)       (937)        (867)       (797)
        -----------------------------------------------------------------------------------------------------------------


         Table 1.8                  Revenue and Operating Cost Sensitivity
        -----------------------------------------------------------------------------------------------------------------
        NPV                                            Revenue Sensitivity Range (@14% discount rate)
        (USDm)                           -30%         -20%         -10%          0%          10%          20%         30%
                                  ---------------------------------------------------------------------------------------
                             -15%         248          284          321         357          429          499         569
        Total                -10%         162          199          235         271          343          414         484
        Operating             -5%          76          113          149         185          257          328         398
        Costs                  0%        (10)           27           63          99          171          242         312
        Sensitivity           10%       (182)        (145)        (109)        (72)          (1)           70         140
        Range                 20%       (353)        (317)        (280)       (244)        (173)        (102)        (32)
                              30%       (525)        (489)        (452)       (416)        (344)        (274)       (204)
        -----------------------------------------------------------------------------------------------------------------

                                      -B7-